Exhibit 10.51

CERTAIN INFORMATION HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL. OMISSIONS ARE MARKED [***]

AMENDED AND RESTATED MATERIALS SUPPLIER AGREEMENT

BETWEEN

INSULET CORPORATION

AND

SANMINA CORPORATION

NOVEMBER 14, 2025

Insulet Corporation – Sanmina Corporation Amended and Restated Materials Supplier Agreement

INSULET CORPORATION – SANMINA CORPORATION
AMENDED AND RESTATED MATERIALS SUPPLIER AGREEMENT

TABLE OF CONTENTS

1.    General; Credit Terms and Conditions
2.    Term of Agreement
3.    Products; Supply Commitment; Kunshan Warehouse; Sterilization Services
4.    Prices
5.    Shipping
6.    Order Procedures; Delivery Schedules; Zones; Stocking Hub; Invoices
7.    Supply Chain Profiles
8.    Insulet Responsibility for Obsolete and Excess Inventory of Component and Materials
9.    Fill Rate
10.    Quality; Pre Lot Qualification; Acceptance; Test Data; Failure Analysis; Post Lot Qualification
11.    Performance Measurement; Quality Performance Scorecard
12.    Insulet Equipment
13.    Information for Regulatory Filings
14.    Disaster Recovery
15.    Insulet Cancellation for Convenience
16.    Termination of Agreement; Cancellation of Scheduled Deliveries
    for Cause
17.    Warranty
18.    Product Performance; Quality Upgrades and Corrections
19.    Indemnification; Limitation of Liability
20.    Insurance
21.    Proprietary Information; Intellectual Property
22.    Short Supply/End of Life Components, Materials, Software and Firmware
23.    Accurate Documentation
24.    Force Majeure Event
25.    Compliance with Laws
26.    Assignment
27.    Severability
28.    Notices
29.    Choice of Laws; Attorneys’ Fees
30.    Miscellaneous
31.    Exhibits
32.    Intentionally Deleted

EXHIBIT A – Products and Prices
EXHIBIT B – Flexibility Table
EXHIBIT C – Post Lot Qualification Equipment
Insulet Corporation – Sanmina Corporation Amended and Restated Materials Supplier Agreement

INSULET CORPORATION – SANMINA CORPORATION
AMENDED AND RESTATED MATERIALS SUPPLIER AGREEMENT

TABLE OF CONTENTS

EXHIBIT D – Supply Chain Profile Requirements
EXHIBIT E – Quality Agreement
EXHIBIT F – Performance Measurements
EXHIBIT G – Insulet Equipment
EXHIBIT H – Lot Qualification Activities
Insulet Corporation – Sanmina Corporation Amended and Restated Materials Supplier Agreement

INSULET CORPORATION – SANMINA CORPORATION
MATERIALS SUPPLIER AGREEMENT

SUPPLIER: SANMINA CORPORATION        INSULET CORPORATION

140 Abby Road                        100 Nagog Park
Manchester, NH 03103                    Acton, MA 01720
Tel: 408-964-3500                    Tel: 978-600-7000

EFFECTIVE DATE: November 14, 2025

INITIAL CONTRACT TERM: Three (3) years from Effective Date

PAYMENT TERMS: net 30 days from date of invoice, subject to continuing credit approval.

QUALITY AGREEMENT:
Attached as Exhibit E

________________________________________________________________________

THIS AMENDED AND RESTATED MATERIALS SUPPLIER AGREEMENT (this “Agreement”) is made and entered into as of the Effective Date indicated above, (the “Effective Date”) by and between Insulet Corporation, a Delaware corporation, on behalf of itself and its worldwide affiliates, having a principal place of business at 100 Nagog Park, Acton, MA 01720 (“Insulet”), and Sanmina Corporation, a Delaware corporation and an Integrated Manufacturing Services Facility on behalf of itself and its worldwide affiliates, having a place of business at 140 Abby Road, Manchester, NH 03103, (the “Supplier”). Insulet and Supplier are referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Parties entered into the Materials Supplier Agreement dated October 11, 2018 (the “Original Agreement”) under which Supplier agreed to manufacture for Insulet certain printed circuit board assemblies;

WHEREAS, pursuant to that certain First Amendment to Materials Supplier Agreement dated October 1, 2020 (the “First Amendment”) Supplier and Insulet amended the Original Agreement to include the manufacture of certain Insulet Omnipod products;

WHEREAS, the Parties desire to amend and restate in its entirety the Original Agreement, as modified by the First Amendment, in order to, among other things, include an additional Supplier manufacturing facility for the manufacture of printed circuit board assemblies and provide for sterilization services to be facilitated by Supplier;

Insulet Corporation - Sanmina Corporation Amended and Restated Materials Supplier Agreement

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.General; Credit Terms and Conditions.
a.This Agreement, together with documents and/or prior agreements expressly incorporated by reference is the entire agreement and will be the controlling document in business dealings between the Parties with respect to the Products (as defined in Section 3 below) manufactured and supplied hereunder. It supersedes all prior and contemporaneous agreements, purchase orders and acknowledgments between the Parties relating to such Products, except as expressly stated below. Purchase commitments for Products will be made only by means of Purchase Orders as defined in Section 6(a)(ii) below. Insulet and Supplier preprinted terms and conditions on any future purchase order, invoice, acknowledgment or other standard form shall not apply unless expressly agreed to in the particular case by both Parties in writing.
b.Credit Limit. As of the Effective Date, Supplier has approved Insulet for a credit limit in the amount of [***] (the “Credit Limit”). Should the Credit Limit change at any time during the Term, which changes (if any) shall be made in accordance with this Section 1(b)), then the term “Credit Limit” shall be deemed to mean the newly established Credit Limit. Supplier may elect to increase the Credit Limit, at Supplier’s option, provided Insulet satisfies the requirements of Supplier’s Credit Department with respect to such increase. Supplier may request from Insulet on an annual basis, or more frequently if in Supplier’s reasonable opinion there has been a material adverse impact on Insulet’s ability to meet its payment obligations hereunder, such additional financial updates as are reasonably necessary to maintain the Credit Limit (as the same may be adjusted from time to time). If there is a material negative change in Insulet’s financial condition based upon payment history and current Insulet financial information, as reasonably determined by Supplier in accordance with its financial and credit policies, then Supplier shall have the right to reduce the credit limit upon five (5) business days’ prior written notice to Insulet which notice shall include the reasons for the reduction in credit. No such notice shall be required by Supplier in the event that the material negative changes in Insulet’s financial condition involves its insolvency or bankruptcy other similar financial issues. Both Parties agree to use commercially reasonable good faith efforts to meet within three (3) business days following the written credit limit reduction notice to review Insulet’s credit limit and work, subject to Supplier’s financial and credit policies, in an effort to minimize the impact on expected shipments to Insulet. In the event Insulet exceeds the Credit Limit without Supplier’s prior approval, Supplier shall as soon as practicable reasonably notify Insulet and Insulet shall, within ten (10) days of such notice, remit to Supplier the amount of indebtedness necessary to bring Insulet’s outstanding indebtedness to Supplier within the Credit Limit. Should Insulet fail to make such payment, Supplier shall have the right to stop shipments of Product to Insulet and stop loading new Purchase Orders and Forecasts until Insulet makes a sufficient payment to bring its account within the Credit Limit or the Parties otherwise mutually agree to alternative arrangements concerning credit.
c.Any subsidiary or affiliate of Insulet shall have the right to purchase Products under this Agreement by providing written notice to Supplier of such subsidiary or affiliate’s intention to purchase Products hereunder in advance of issuing any Purchase Orders. Supplier agrees, and each such subsidiary or affiliate who places orders under this Agreement agrees (by the act of placing such orders), that all terms and conditions of the Agreement shall apply to such orders and resulting purchases as if the name of the subsidiary or affiliate was substituted for the term “Insulet” wherever it appears in this Agreement. Supplier will bill each Insulet subsidiary and affiliate separately for all products provided to such subsidiary or affiliate. Notwithstanding the foregoing, Insulet hereby guarantees the obligations of each of its subsidiaries or affiliates and
Insulet Corporation - Sanmina Corporation Amended and Restated Materials Supplier Agreement

any other company that places Purchase Orders or Forecasts pursuant to this Agreement and agrees to be jointly liable for such obligations.
d.Also, at Insulet’s option and written direction indicating that Supplier is permitted to sell the printed circuit board assemblies defined as a Product hereunder to an identified party; Supplier will allow Insulet’s designated “Higher Level Supplier(s)” to purchase those certain Products which are printed circuit board assemblies under the terms of this Agreement, solely for the purpose of incorporating those Products into products that the Higher Level Supplier produces for Insulet. In such event, Supplier shall sell such Products to such Higher Level Supplier(s), subject to Supplier’s reasonable credit approval of the Higher Level Supplier(s) and subject to such Higher Level Suppliers(s) written agreement to be bound by Supplier’s reasonable terms of sale; provided that such terms of sale are materially consistent with the terms contained herein. For the sake of clarity, Higher Level Suppliers are not authorized to purchase Products which are Insulet Omnipod medical devices under this Agreement unless expressly authorized in advance in writing by Insulet.
e.The pricing for sales to Higher Level Suppliers shall be the pricing provided herein. The Higher Level Supplier(s) shall be solely responsible for payment for Products, and for other payments provided herein based on the Delivery Schedule, the Flexibility Schedule and the Supply Chain Profiles, all as detailed below, on the same basis that Insulet would be responsible if Insulet were providing the Delivery Schedule. However, all matters with respect to Products sold to the Higher Level Suppliers (including, but not limited to, timeliness of deliveries and compliance with the Quality Agreement) shall be handled directly between Supplier and Insulet under the terms of this Agreement.
2.Term of Agreement. The initial term of this Agreement shall commence upon the Effective Date and shall be for the period identified above as “Initial Contract Term”, unless earlier terminated pursuant to Section 16 herein. Upon the expiration of the Initial Contract Term, the term of this Agreement shall automatically extend for additional one (1) year terms until the earlier of: (a) termination of this Agreement by (i) Insulet upon at least one hundred eighty (180) days prior written notice to Supplier or (ii) Supplier upon at least twelve (12) months prior written notice to Insulet; or (b) replacement of this Agreement by another written agreement of the Parties. The Initial Contract Term together with any extensions as provided by this Section 2 is referred to in this Agreement as the “Term”.
3.Products; Supply Commitment; Kunshan Warehouse; Sterilization Services.
a.Products. This Agreement covers purchases of the printed circuit board assembly products and Insulet Omnipod medical device products listed on Exhibit A attached hereto and incorporated herein by reference or added to Exhibit A as provided below (collectively, “Products”). Each Product is defined by reference to an Insulet drawing (a “Drawing”). Drawings are referenced by part number and revision level and may include and/or reference: specifications, test instructions, quality instructions, manufacturing instructions, assembly instructions and a bill of materials (including approved vendors) provided to Supplier by Insulet and upon which Supplier’s Product price is based. Each Drawing and all documents referenced therein, as well as all revisions to Drawings made in accordance with this Section 3, are referred to in this Agreement as the “Specifications” for the Products covered by the Drawing.
b.Supplier Manufacturing Facilities. Unless otherwise agreed upon by the Parties, Supplier’s manufacturing activities under this Agreement may be performed at the following Supplier owned and operated facilities: (i) 2 Chai Chee Dr, Singapore 469044 (the “Singapore Facility”), for printed circuit board assembly Products, (ii) 140 Abby Road, Manchester, NH 03103 (the “Manchester Facility), for printed circuit board assembly Products, and (iii) 312 Qing Yang South Rd. Economic & Technical Development Zone, Jiangsu, Kunshan, 215300 China (the “Kunshan
Insulet Corporation - Sanmina Corporation Amended and Restated Materials Supplier Agreement

Facility”), for Insulet printed circuit assembly Products and Omnipod medical device Products. The Singapore Facility, Manchester Facility, and Kunshan Facility may hereinafter be collectively referred to as the “Supplier’s Manufacturing Facilities” or singularly as a “Supplier Manufacturing Facility.”
c.Additional Products. From time to time, the Parties may mutually agree to add Products to this Agreement by executing an amended Exhibit A. However, in the absence of an amended Exhibit A, if Supplier issues a written price quotation to Insulet (whether in response to a Drawing submitted by Insulet, as part of a pricing event contemplated by this Section 3 or Sections 4(a) or (b), or as part of a new product proposal by Supplier), and Insulet places order(s) for such product, then such product shall automatically be deemed added to Exhibit A at the price quoted and shall be deemed a Product under this Agreement.
d.Changes to Specifications. Drawings may be revised from time to time as mutually agreed in writing between the Parties (either by execution of an amended Exhibit A that references the new revision level or other written agreement among the Parties). Supplier shall not unreasonably withhold approval to Drawings or Specifications changes proposed in writing by Insulet (each change an “Engineering Change” or “EC”). Supplier will use commercially reasonable efforts to evaluate the feasibility of the EC requested by Insulet within five (5) business days of receipt and respond to Insulet in writing with the potential impact of the EC on current on-hand or on-order raw material and component (“Components”) inventory, work-in-progress Products (“WIP”), finished goods Products, and/or the Delivery Schedule. In addition to the written response provided above, Supplier will use commercially reasonable efforts to respond to Insulet within ten (10) business days with a written evaluation of the EC including: (i) engineering time to implement the EC, (ii) the cost to modify any tools used in connection with the manufacturing the Product or test fixtures or similar non-recurring expenses, (iii) the quantity of Obsolete Items (as defined in Section 8 below) Supplier has on hand and/or on order with its suppliers related to the EC, (iv) the cost to rework WIP (if applicable) and any impacts to Product price resulting from the EC, (v) the expected effect on the Delivery Schedule (as defined in Section 6(a)(i)) to include (if applicable) the effect on all in-process work (e.g., re-workable, repairable, etc.), (vi) any changes to Supply Chain Profiles (as defined in Section 7), and (vii) the manner in which the EC will be implemented by Supplier. Supplier will not proceed to implement the EC until Insulet has approved the charges and Supplier actions described in the Supplier evaluation that is provided to Insulet.
e.Manufacturing and Delivery Commitment. For the Term, Supplier commits to supply to Insulet, in accordance with the terms and conditions hereof, such quantities of the Products listed on Exhibit A (including those added as provided above) as Insulet may choose to order under the terms of this Agreement and which Supplier has agreed to supply in accordance with the terms hereof. Within thirty (30) days following the Effective Date, Insulet shall provide Supplier with (i) an initial ninety (90) day Purchase Order and (ii) a non-binding rolling forecast of at least twelve (12) months for Insulet’s anticipated Product requirements, including needs for increased capacity. The initial forecast, and all subsequent forecasts issued in accordance with Section 6(a) below, are hereinafter referred to individually as a “Forecast” and collectively as “Forecasts.” Forecasts are subject to the assumptions set forth in Section C of Exhibit A. Except as may be expressly set forth in the Flexibility Table, there is no minimum quantity purchase requirements under this Agreement. All Purchase Orders shall be binding and may be rescheduled only in accordance with the Flexibility Table set forth in Exhibit B, or cancelled upon payment of (1) the purchase price of the Product (if the cancellation is made within thirty (30) days of the scheduled delivery date) or (2) the amounts set forth in Section 8(e) – Insulet Component and Completed Part Liability (if cancellation is made outside of such 30-day period). Supplier shall make purchase commitments (including purchase commitments for Long Lead-time Components) to its component suppliers (“Vendors”) based upon the Purchase Order and Forecast, and Insulet shall be responsible for all such Components purchased in support of Insulet’s then-current Forecast;
Insulet Corporation - Sanmina Corporation Amended and Restated Materials Supplier Agreement

provided, however, Supplier agrees to use prudent material management practices with due consideration given to manufacturing and Component lead-time for ordering of materials. No economic purchases of Components shall be performed without Supplier’s prior notice to Insulet and prior written approval of Insulet. For all other purposes, however, the Forecast shall be non-binding. “Long Lead-time Components” shall mean any Components whose lead-time exceeds the cancellation window of thirty (30) days before the delivery date of the Product.

Insulet reserves the right to purchase the Products or similar items from other suppliers. If Supplier fails to deliver the total quantity of Products ordered by Insulet in any Purchase Order (as defined in Section 6(a)(ii)) by the date of delivery specified therein for causes solely attributed to Supplier, or third parties under Supplier’s reasonable control, then, at Insulet’s option, Insulet may elect to (x) purchase replacement Product from another supplier if Supplier is unable to remedy the delivery quantify shortfall within five (5) days after notice from Insulet, or (y) have the remaining portion of the order of Product shipped by air freight at Supplier’s sole cost and expense. For the avoidance of doubt Supplier shall not be responsible for delays in delivery caused by Insulet, third parties not under Supplier’s reasonable control or a Force Majeure Event (as set forth in Section 24 of this Agreement). [***].
f.Kunshan Warehouse. In support of Supplier’s storage of Components, WIP, finished Product post sterilization, and for such other activities authorized under this Agreement and the Quality Agreement, Supplier, through its affiliate Sanmina-SCI Systems (Kunshan) Co. Ltd, entered into that certain lease with Tianyu Communication Technology (Kunshan) Co. (“Kunshan Landlord”) for a warehouse in Kunshan, China located at 2#1FU2 of Kunshan Tianyu Logistics Park on No. 1, JINZHU Road, LUJIA ZHEN Kunshan, Jiansu Province, China (Sanmina Lease Contract No. YCT20230625-043) (such space, the “Kunshan Warehouse” and such lease the “Warehouse Lease”). The Warehouse Lease is dated June 27, 2023 and is by and between Supplier and Kunshan Landlord. Within such warehouse shall be a space exclusively designated for Insulet’s use for its post lot qualification testing activities (such space, the “Insulet Laboratory Space”). The location, dimensions, operational requirements, quality requirements, and rights to operate set forth Warehouse Lease as of the Effective Date are hereinafter referred to as the “Insulet Requirements”. Supplier warrants and represents that it is permitted under the Warehouse Lease to license the Insulet Laboratory Space to Insulet for the occupancy and uses contemplated hereunder. Should Insulet’s operational and quality requirements change after the Effective Date (including, but not limited to, pallet capacity) then the Parties agree to meet and negotiate in good faith an amendment to this Agreement concerning the allocation of rights, obligations, and costs arising from any modification to the Kunshan Warehouse. Supplier shall regularly monitor the Insulet Laboratory Space to ensure compliance with the Insulet Requirements. Supplier shall not do, or permit anything to be done, in or about the Kunshan Warehouse or Insulet Laboratory Space which will in any way obstruct or interfere with Insulet’s rights to operate the Insulet Laboratory Space.

Insulet may, from time to time, deliver to the Insulet Laboratory Space certain test equipment to be used by Insulet in the Post Lot Qualification Process, as more particularly described in Section 10 below (such equipment, the “Post Lot Qualification Equipment”). The Post Lot Qualification Equipment shall at all times remain the sole property of Insulet and it shall be marked, by Insulet, with identification numbers. Insulet shall inform Supplier in writing of all such equipment before it is delivered to the Laboratory Space and will warrant that the same are delivered in accordance with applicable laws. The Post Lot Qualification Equipment located at the Kunshan Warehouse as of the Effective Date is set forth on Exhibit C attached hereto. Supplier agrees that the Warehouse Lease shall have a term duration which continues through the Term, and it shall not be amended, modified, or cancelled without Insulet’s prior written consent.
g.Pod Product Sterilization Services. Supplier agrees to facilitate and support Steris Sterilization Technologies (Suzhou) Ltd. (“Steris”), a third-party product sterilizer selected by Insulet, in
Insulet Corporation - Sanmina Corporation Amended and Restated Materials Supplier Agreement

Steris’ sterilization of certain Products designated by Insulet in accordance with (i) the Processing Agreement by and between Insulet, Supplier, and Steris (the “Processing Agreement”) (Contract No.: 202306006) dated November 26, 2024, and (ii) this Agreement. Such facilitation and support services are hereinafter referred to as the “Sterilization Facilitation Services.” The Steris sterilization activities described in the Processing Agreement, inclusive of Product handling and logistics, shall hereinafter be referred to as the “Steris Sterilization Activities.” The Parties acknowledge and agree that Products designated for sterilization shall only be Insulet Omnipod medical devices, which for the sake of clarity may hereinafter be referred to as “Pod Products.” The costs Supplier may pass on to Insulet in connection with the Sterilization Facilitation Services are included in the cost of Product which is sterilized hereunder, as more particularly set forth in Exhibit A. Pod Products successfully sterilized in accordance with the requirements of this Agreement may hereinafter be referred to as “Sterilized Pod Products.”
4.Prices.
a.General. Product prices are set forth in Exhibit A. All prices are stated in U.S. Dollars. The Parties acknowledge that the pricing set forth in Exhibit A includes price adjustment models on a per Product basis. The Parties will, on the twentieth (20th) day of the final month of each calendar quarter, negotiate pricing based on the pricing adjustments set forth in Exhibit A, which negotiation will be completed prior to end of such calendar quarter. Pricing changes may be agreed by electronic mail between the respective duly authorized representatives of Insulet and Sanmina. Supplier shall make all rent payments to the Kunshan Warehouse landlord; provided, however, the costs of the Warehouse Lease for which Insulet is responsible are included in the pricing for Pod Products set forth in Exhibit A.
b.Cost Reduction. Supplier hereby agrees to use commercially reasonable efforts to continually improve and to determine areas wherein cost savings can be realized and passed on to Insulet through productivity improvements and cost savings (“Cost Savings”). Such Cost Savings shall be reflected as a reduction of prices set forth in Exhibit A. Supplier hereby agrees to target savings of [***] annually during the Term (“Productivity Savings Goal”); provided, that Insulet will review and approve any recommended productivity change requested by Supplier as soon as practicable after submission of such change; provided, further, in each case, that such requested change does not otherwise adversely impact the quality of the Products. If Supplier identifies savings that do not adversely impact quality procedures or requirements set forth in this Agreement, and Insulet does not approve or take advantage of such savings, then Supplier will have satisfied the applicable savings target (or portion thereof).
c.Process Improvements. In the event Supplier implements any operational excellence or other process improvements at Insulet’s suggestion and under Insulet’s guidance, Supplier shall pass the percentage the savings set forth below attributable to such improvement, after Supplier recoups costs and expenses specifically and actually incurred by Supplier as a result of the development and implementation of such improvements (if any), along to Insulet and such savings shall not be included in the Productivity Savings Goal set forth above.

For the first twelve (12) month period of the Term, Supplier shall pass along to Insulet [***] of the process improvement savings described above.

For any time after the initial twelve (12) month period of the Term, Supplier shall pass along to Insulet [***] of the process improvement savings described above.
d.Taxes, Tariffs and Similar Charges. Except to the extent that Insulet’s purchase of the Products is exempt from such taxes, tariffs or similar charges as evidenced by a written certification of exemption provided by Insulet, Insulet shall bear all applicable tariffs and similar charges as well as sales, use, excise, value added (VAT) or similar federal, state, municipal and other taxes
Insulet Corporation - Sanmina Corporation Amended and Restated Materials Supplier Agreement

payable with respect to the sale by Supplier to Insulet of the Products as finished goods and any property taxes assessable on the Products after delivery to Insulet. If Supplier is required to collect and remit any such taxes, then Supplier shall add such taxes, tariffs or similar charges to the invoice for sale of the Products, and Supplier agrees to remit such taxes as collected to the proper taxing authorities. With respect to the medical device excise tax pursuant to IRC §4191 (“MDET”), Supplier hereby acknowledges and agrees that for purposes of this Agreement, Insulet shall be deemed the holder of the regulatory filing with respect to all applicable products and is therefore deemed the manufacturer of such products. Furthermore, Insulet shall be deemed the responsible payor with respect to MDET and Supplier hereby acknowledges and agrees that it shall not remit or make any payments with respect thereto. To the extent that Supplier does remit or make payment for MDET, Supplier acknowledges and agrees that Insulet will not reimburse Supplier for any portion of such payments. Supplier shall be responsible for payment of any taxes relating to the Products or production thereof that are not based on the income of Supplier (rather than on the transfer of the Products). Each Party hereby indemnifies the other Party for any government claims or fines, other than the amount of any tax owed by such Party and not paid to the other Party, against such Party due to the other Party’s failure to remit or pay to applicable taxing authorities any taxes or similar charges that are the responsibility of the other Party to pay or remit, including any taxes collected from such Party for remittance by the other Party.  In the event Insulet is required to withhold taxes from amounts paid to Supplier hereunder and remit such taxes to a taxing authority, Supplier expressly authorizes Insulet to do so.
e.Pricing will be subject to each Party’s right to revise the price of Products set forth on Exhibit A to account for any changes in the exchange rate that exceed +/- [***] between the currency in which such pricing is calculated and the currency in which Supplier pays for its labor, overhead and component used in the manufacture of Products, which changes must be reasonably documented and verified. On the 15th of the third month of any calendar quarter prior to the quarter of application, the exchange rates to be applied to the following quarter’s costs (for those costs denominated in currencies different from the currency in which the Price is denominated) will be the spot rates published by the Wall Street Journal reflecting the previous day’s closing rates. Neither party will be entitled to a true-up, re-valuation, or adjustment for Products purchased prior to the price adjustment contemplated under this Section 4(e).
5.Shipping.
a.Shipping Terms. Unless otherwise expressly agreed upon in writing, shipping shall be FCA Shipping Dock at the applicable Supplier Manufacturing Facility (Incoterms 2020). Delivery from Supplier to Insulet is complete, and title shall transfer from Supplier to Insulet, when the Products have been consigned to Insulet’s specified carrier at the applicable Supplier Manufacturing Facility. Insulet assumes all risks of loss or damage for the goods from the time they have been accepted by the Insulet specified carrier at the Supplier’s premises. Supplier is responsible for all export documentation and formalities in origin country. Insulet will provide shipment routing instruction and contact information to the Supplier for shipment scheduling purposes. Insulet is responsible for importation (importer of record) and all associated charges, duties, VAT, etc. at destination. Frequency and volume of shipments from the Supplier Manufacturing Facilities, and shipments to the sterilization services provider as the case may be shall be as mutually agreed by the Parties.

If applicable, Supplier shall obtain, at Insulet’s expense, all export licenses and shall carry out all customs formalities related to the export of Products. Insulet agrees to provide Supplier, within ten (10) days of request, with each of the following in order to enable Supplier to fulfill its responsibility for export formalities: (i) export control classification numbers and harmonized code and tariff schedule information for Insulet’s assemblies and sub-assemblies; (ii) information sufficient to allow Supplier to clear shipments under laws and regulations pertaining to restricted parties and/or prohibited countries; and (iii) other information in Insulet’s possession that
Insulet Corporation - Sanmina Corporation Amended and Restated Materials Supplier Agreement

Supplier reasonably requests to assist in fulfilling Supplier’s export clearance responsibilities. Insulet shall obtain, at Insulet’s expense, all import licenses and shall pay all import customs duties and fees, as well as carrying out all custom formalities and shall be the importer of record, unless otherwise indicated on Exhibit A. Except to the extent due to Supplier’s negligent act or omission, Insulet shall be responsible for reasonable costs arising from an inspection of Product required by customs authorities.
b.Anti-Terrorism Measures. Supplier agrees to designate, (and in the event Insulet designates, then Insulet agrees to designate) only freight carriers that are currently in compliance with all applicable laws relating to anti-terrorism security measures and to adhere to the C-TPAT (Customs-Trade Partnership Against Terrorism) security recommendations and guidelines as outlined by the United States Bureau of Customs and Border Protection and to prohibit the freight carriage to be sub-contracted to any carrier that is not in compliance with the C-TPAT guidelines.
6.Order Procedures; Delivery Schedules; Zones; Stocking Hub; Invoices.
a.Order Procedures.
i.Forecast / Delivery Schedule. Unless an alternative procedure is mutually agreed in writing between the Parties, Insulet shall provide Supplier with Forecasts (inclusive of a delivery schedule) for Products to be purchased under this Agreement covering at least a twelve (12) month period. Unless otherwise set forth in Exhibit A, the first three (3) months of Purchase Orders will include specific delivery dates; the remainder of the Forecast will identify monthly quantities. The schedule described in this subsection (i) is called the “Delivery Schedule”. The Delivery Schedule will be updated at least once every month and will be subject to the change provisions set forth in Section 6(b) below. Within the Delivery Schedule, each quantity that Insulet indicates for a particular delivery date or time period (e.g., a time period where quantities are shown only on a monthly basis) is known as a “Scheduled Delivery”.
ii.Order Methods. Insulet may place orders under this Agreement for quantities and delivery dates or time periods by giving Supplier prior written notice consistent with the agreed to lead time for the applicable Product; provided, that if no such lead time is identified, at least sixty (60) days prior written notice. These orders may be in the form of the Delivery Schedule described in Section 6(a)(i) above or standard purchase order documents (which may be “standalone” purchase orders or “blanket purchase orders” with quantities scheduled by “releases”) or other written means mutually arranged by the Parties (each a “Purchase Order” and collectively the “Purchase Orders”). Regardless of the means by which Insulet informs Supplier of quantities and delivery dates, each quantity that Insulet indicates for a particular delivery date or time period is known as a “Scheduled Delivery”.
b.Delivery Schedules; Updates; Procedure; Changes. Supplier agrees to supply Scheduled Deliveries that Insulet submits in accordance with Section 6(a) above, as increased or decreased by Insulet within the permitted changes allowed under the Flexibility Table referenced in Section 6(c) below without any expedited cost or expense; provided, however, that any Scheduled Deliveries may also be cancelled by Insulet in accordance with Section 15 below (Cancellation for Convenience), including the financial responsibility provisions in such Section 15, or cancelled by an applicable Party for cause as provided in Section 16 below (Cancellations for Cause, including the financial responsibility provisions in such Section 16); and provided, further, that if the Parties mutually agree to changes for Scheduled Deliveries that are beyond the scope of
Insulet Corporation - Sanmina Corporation Amended and Restated Materials Supplier Agreement

the changes permitted in the Flexibility Table, then Supplier shall supply those revised Scheduled Deliveries.
c.Zones. At any particular time, each Scheduled Delivery (or forecasted quantity) is considered to fall into one of a number of zones as shown in the “Flexibility Table” attached hereto as Exhibit B and incorporated herein by reference (each a “Zone” and collectively the “Zones”), depending on how much calendar time remains until the date of that Scheduled Delivery (or forecasted quantity). For any Scheduled Delivery, Insulet may (i) increase or decrease the quantity of Products or (ii) reschedule the quantity of Products and their shipment dates in accordance with the Flexibility Table. In the event that Insulet cancels quantities outside the Frozen Zone beyond the amounts of allowable quantity decreases in the Scheduled Delivery Change Table), such cancellations will be subject to the provisions of Section 15 below (Cancellation for Convenience), including the financial responsibility provisions in such Section 15, or the provisions of Section 16 below (Cancellations for Cause), including the financial responsibility provisions in such Section 16.
d.Supplier Response to Purchase Orders and Delivery Schedules. Whenever Insulet submits Delivery Schedule information, whether by means of a Purchase Order, change order, purchase order “release” or revised Delivery Schedule, Supplier agrees to respond to Insulet (by fax, email or equivalent written media) within five (5) business days after receipt. The response should confirm receipt of the Purchase Order, change order, release or revised Delivery Schedule and inform Insulet if Supplier objects to any part of that submission as being contrary to the requirements of this Section 6. With respect to the information submitted per this Section 6(d), if Supplier does not object to the Delivery Schedule information within those five (5) business days, then all portions of the Delivery Schedule will be deemed to comply with the requirements of Section 6.
e.Invoices. Invoices for purchases will be issued to and payable by the Insulet business unit, affiliate or subsidiary that placed the order for the purchases and shall include reference to the applicable Insulet Purchase Order number. Similarly, any applicable cancellation charges under Sections 15 or 16 below or materials or components charges under Section 8 below will be payable by the Insulet business unit, affiliate or subsidiary that cancelled the order or for whom the materials or components were acquired. Insulet shall pay all undisputed invoice amounts in U.S. dollars within thirty (30) from the date of Supplier’s invoice, provided that Supplier issues all invoices to Insulet as soon as is commercially practicable.
f.Any pricing or quantity discrepancies must be brought to Supplier's attention within fifteen (15) days after receiving an invoice. Unless otherwise stated, payment shall be made in U.S. Dollars. In the event Insulet has any outstanding invoice beyond the payment term which is not the subject of a good faith dispute, Insulet will be given two (2) business days notification prior to any stop shipments occurring.
7.Supply Chain Profiles.  Supplier shall prepare supply chain profiles providing the categories of information indicated in Exhibit D which is attached hereto and incorporated herein by reference (each, a “Supply Chain Profile” and collectively, the “Supply Chain Profiles”) for all materials and components used to produce the Products.

Supplier will provide the Supply Chain Profiles to Insulet by close of business on the first (1st) Friday of each calendar quarter.  The Supply Chain Profiles will state the specific information set forth in Exhibit D, by material or component type, per bill of material, for each Product. During the Parties’ review of the Supply Chain Profiles, Supplier shall communicate (a) Insulet’s total potential financial responsibility, by material or component type, calculated in accordance with Section 8 below, (b) known supply chain risks and an analysis and mitigation plan, and (c) any localization, alternate sourcing or value engineering opportunities. Other than as set forth in
Insulet Corporation - Sanmina Corporation Amended and Restated Materials Supplier Agreement

Section 15 (Cancellation for Convenience) and Section 16 (Cancellation for Cause), Insulet shall be financially responsible for materials or components in accordance with the mutually agreed-upon Supply Chain Profiles and in accordance with Section 8 below.

8.Insulet Responsibility for Obsolete and Excess Inventory of Component and Materials.
a.Definitions:
i.“Delivered Cost” shall mean Supplier’s quoted cost of Components as stated on the bill of materials, plus a materials margin equal to [***] ([***]%).
ii.“Excess Components” means either Alternate 1 or Alternate 2, as mutually agreed by Insulet and Supplier in writing:

Alternate #1

the Components that Supplier has on hand, which have been ordered, manufactured, or acquired (in accordance with the requirements of this Section) based on Insulet’s then-current Forecast or Purchase Orders, but for which Insulet has no demand in the ninety (90) day period following the generation of the excess report and which Supplier cannot immediately and reasonably divert to other customers or uses, restock to the vendor, or sell at no loss.

Alternate #2

(a) the Components that Supplier has on hand, which have been ordered, manufactured, or acquired (in accordance with the requirements of this Section) based on Insulet’s then-current Forecast or Purchase Orders, plus any additional inventory that Supplier has purchased at Insulet’s written direction, minus (b) Component level working inventory that is held and funded by Supplier sufficient to achieve ten (10) Inventory Turns per year. The term “Inventory Turns” is defined, at the Supplier Manufacturing Facility level, as the Annualized Cost of Goods (COGS) sold divided by Ending Inventory Dollars. The term “Ending Inventory Dolars” is defined as all of the Inventory dollars at the then-current point in time that the analysis has been performed. Annualized COGS is derived from the current quarterly forecast multiplied by 4.
iii.“Finished Product Inventory” means: the value of Product that is either in transit between Supplier and Steris, is in the custodial possession of Steris, or is in the Kunshan Warehouse after Steris Sterilization Activities.
iv.“Obsolete Components” means: the quantity of Components that Supplier has on hand, which have been ordered, manufactured, or acquired (in accordance with the requirements of this Section) based on Insulet’s then-current Forecast or Purchase Order, but which Supplier no longer requires as a result of (i) Insulet’s announcement or notification that the Product into which such Component is incorporated has reached its end of life or (ii) a change in the Specification (as defined in Section 3.a.) the Product into which the Component is incorporated as a result of a notice of an Engineering Change or otherwise, and which Supplier cannot immediately and reasonably divert to other customers or uses, restock to the vendor, or sell at no loss.
Insulet Corporation - Sanmina Corporation Amended and Restated Materials Supplier Agreement

b.Component Ordering Practices. Insulet expects that Supplier will order sufficient materials and Components to meet Insulet’s requirements under this Agreement (at all times using prudent materials management practices) including, without limitation, all Scheduled Deliveries that Insulet submits in accordance with Section 6(a) above, as increased or decreased by Insulet within the permitted changes allowed under the Flexibility Table referenced in Section 6(c) without any expedited cost or expense. Insulet recognizes that Supplier may need to order components and materials to cover future needs for production of Products based on the Delivery Schedule, the Flexibility Table, the minimum package quantities (“MPQs”), the volume pricing quantities (“VPQs”), and/or the lead times identified in the mutually agreed-upon Supply Chain Profile (per Section 7 above).
Section 8.c and Section 8.d of this Agreement set forth Insulet’s responsibility with respect to Excess Inventory and Obsolete Components. Payment by Insulet under Section 8.c and Section 8.d represents a deposit by Insulet for Excess Inventory and Obsolete Components. At the end of each Quarter, after the processes described in Section 8.c and Section 8.d are completed, the amount in Supplier’s Inventory Reserve Account represents the remaining deposit balance from Insulet for Excess Inventory and Obsolete Components.
c.Excess List; Mutually Agreed Excess; Component Offset Inventory Account; Obsolete List.
i.Within five (5) business days after receiving Insulet’s first Forecast or Purchase Order of the first month following the end of each calendar quarter (but no later than the fifteenth business day following the end of each of Supplier’s calendar quarters), Supplier shall advise Insulet in writing of any Excess Components and their Delivered Cost (the “Excess List”). Notwithstanding the foregoing, Supplier’s failure to timely provide the Excess List to Insulet shall not affect Insulet’s obligations for Excess Components hereunder but the Insulet response period shall not commence until after receipt of the Supplier Excess List.
ii.Within five (5) business days of receiving Supplier’s Excess List, Insulet shall advise Supplier of any Component on the Excess List that it believes is not excess, and the Parties shall work together in good faith to resolve any outstanding issues.
iii.Within two (2) business days of Insulet’s issuance of its response to the Excess List, Insulet and Supplier will agree on the disposition of the Excess List on a part number-by-part number basis (hereafter the “Mutually Agreed Excess”) and shall enter into transactions as defined below to settle the Mutually Agreed Excess.
iv.Within eight (8) business days of the Parties’ agreement on the Mutually Agreed Excess, Insulet will pay Supplier the amount equal to the Mutually Agreed Excess. Supplier will credit these funds to Insulet’s Component offset inventory reserve account (the “Component Offset Inventory Reserve Account”) which has been established as a “contra-asset” to Insulet’s obligations under this Section.
v.The Parties shall use the processes set forth in sections (i) through (iv) above at the end of each calendar quarter to determine the “new” Mutually Agreed Excess for the end of each subsequent calendar quarter. The Parties will then compare the prior quarter’s Component Offset Inventory Reserve Account with the “new” Mutually Agreed Excess amount. If the new Mutually Agreed Excess is greater than the Component Offset Inventory Reserve Account, then Insulet shall, within ten (10) business days, pay the difference to Supplier, who shall credit the funds
Insulet Corporation - Sanmina Corporation Amended and Restated Materials Supplier Agreement

to the Offset Reserve Account. If the new Mutually Agreed Excess is less than the Component Offset Inventory Reserve Account, then Supplier shall, within ten (10) business days, refund the difference to Insulet.
vi.Excess Components shall be kept in the Component Offset Inventory Reserve Account, for a maximum period of six (6) months at which time such Excess Components will be deemed to be Obsolete Components.
vii.Within five (5) business days after receiving Insulet’s first Forecast or Purchase Order of the first month following the end of each calendar quarter (but no later than the fifteenth business day following the end of each of Supplier’s calendar quarters), Supplier shall advise Insulet in writing of any Obsolete Components and their Delivered Cost (the “Obsolete List”). The Obsolete List shall include all former Excess Components which have been deemed Obsolete Components. Notwithstanding the foregoing, Supplier’s failure to timely provide the Obsolete List to Insulet shall not affect Insulet’s obligations for Obsolete Components hereunder but the Insulet response period shall not commence until after receipt of the Supplier Obsolete List.
d.To the extent that any of the amount in the Component Offset Inventory Reserve Account relates to any Obsolete Component (e.g., the Obsolete Component was formerly included in the Excess List, and Insulet included that Component in its funding of the Component Offset Inventory Reserve Account), Supplier shall debit the Component Offset Inventory Reserve Account in the amount of the Delivered Cost of such Component. In the event the Component Offset Inventory Reserve Account does not include funding for any Obsolete Component (e.g., the Component was recently rendered obsolete as a result of a design change), Supplier shall invoice Insulet for the Delivered Cost of the Obsolete Component, Insulet shall pay Supplier’s invoice within [***] business days after the date of invoice. Supplier will ship or dispose of the Obsolete Component in accordance with the Insulet’s instructions. For the avoidance of doubt it is understood and agreed that the Component Offset Inventory Reserve Account is to be solely for the purposes expressly contemplated under this Excess and Obsolete Inventory section and for no other offset purposes (including, but not limited to, invoice disputes).
e.Insulet Component Liability. Insulet acknowledges that it shall be financially liable for all Components ordered in accordance with this Section. Specifically, Insulet’s “Component Liability” shall be defined as Supplier’s Delivered Cost of all Components ordered in support of any Purchase Order or Forecast, including any excess Components resulting from any minimum buy quantities, tape and reel quantities, and multiples of packaging quantities required by the Vendor less the actual cost (per the bill of materials) of those Components which are returnable to Vendor (less any cancellation or restocking charges). At Insulet’s request, Supplier shall use commercially reasonable efforts to (i) minimize Insulet’s Component Liability by attempting to return Components to the Vendor (with Insulet being liable for any re-stocking charges assessed), (ii) with respect to Components used in PCBA Product assembly only, use such Components for the manufacture of other Supplier customer Products within the same Supplier Manufacturing Facility, or (iii) with respect to Components used in PCBA Product assembly only, sell such Components, with Insulet being liable for any difference between the monies recovered by Supplier and the Delivered Costs of such Components; provided, however, that Supplier shall not be obligated to attempt to return to Vendor Components which are, in the aggregate, worth less than $[***]. For Components incorporated into Pod Products, at Insulet’s option, Insulet shall either purchase such Components from Supplier or instruct Supplier to destroy the same, which destruction shall be certified to Insulet in writing by Supplier and shall be at all Insulet’s cost.
f.Finished Inventory Reserve Account. In addition to the Component Offset Inventory Reserve Account, a separate inventory reserve account shall be established by Supplier, and funded by
Insulet Corporation - Sanmina Corporation Amended and Restated Materials Supplier Agreement

Insulet, for Product that will be subject to the Steris Sterilization Process (such account, the “Finished Product IRA”).   The Finished Product IRA shall be reviewed and reconciled on a quarterly basis, unless otherwise agreed by Insulet and Supplier in writing, based upon Supplier’s quarterly report of the Finished Product Inventory in the Finished Product IRA at that time.  If the value of the Finished Product Inventory is greater than the amount in Finished Product IRA, then Supplier shall promptly notify Insulet of such difference and Insulet shall, within [***] days of receipt of such notice, pay the difference to Supplier, who shall credit the funds to the Finished Product IRA. If the value of the Finished Product Inventory is less than the Finished Product IRA, then Supplier shall promptly notify Insulet of such difference and, within [***] business days of such notice, refund the difference to Insulet.
9.Fill Rate. The dates for Scheduled Deliveries are the dates by which the material must meet Insulet’s Fill Rate requirement. Scheduled Deliveries, in the exact quantities scheduled, between the due date and up to five (5) Insulet manufacturing days early will be considered on-time. For purposes of this Agreement, “Fill Rate” shall mean the Product being received by the appropriate carrier on the date specified by Insulet.
Insulet reserves the right to refuse delivery of excess quantities or of Products that exceed or do not meet Fill Rate requirements. Supplier is responsible for the excess cost of premium freight over regular freight when shipping Products to meet Scheduled Deliveries to the extent that the delay in shipment was caused by Supplier. For the avoidance of doubt Supplier shall not be responsible for delays caused solely by Insulet, third parties that are not within Supplier’s reasonable control or a Force Majeure Event.

With each delivery, Supplier will provide a packing list showing, for each Product shipped: the Insulet part number and revision level, the number of pieces shipped, the Scheduled Delivery date and quantity and the Purchase Order number(s). The same information will be provided on invoices and in both machine readable and human readable format as agreed by the Parties.
10.Quality; Pre Lot Qualification; Acceptance; Test Data; Failure Analysis; Post Lot Qualification.
a.Pre Lot Qualification. Supplier will perform on all Products the pre lot qualification activities described in the Quality Agreement (the “Pre Lot Qualification Process”). Unless otherwise set forth in the Quality Agreement, Pod Products will be inspected in quantities of eighty (80) during the Pre Lot Qualification Process. Pod Products that satisfy the requirements of the Pre Lot Qualification Process may hereinafter be referred to as “Qualified Unsterilized Pod Products”. Pod Products that fail the Pre Lot Qualification Process will be subject to a Root Cause Analysis performed by Supplier. For purpose of this Agreement, the term “Root Cause Analysis” shall mean the systematic analysis mutually agreed upon by the Parties, in their respective reasonable judgment, to determine the root cause of Product failure of the Pre Lot Qualification Process. In the event that the Root Cause Analysis shows that the failure is due to Supplier workmanship, the affected Products will be scrapped at Supplier’s sole cost and expense. For the avoidance of doubt, Insulet, and not Supplier, shall be responsible for the costs of scrapping the affected failed Pod Products if the Root Cause Analysis shows that the failure is due to an Insulet pod design, or a design change made by Insulet, or to Components purchased by Supplier at Insulet’s written direction. Notwithstanding the foregoing, in the event that the Root Cause Analysis neither substantiates a design or Component related Product failure nor substantiates a Product failure arising from Supplier workmanship, then the Parties will negotiate in good faith an allocation of the costs of scrapping the affected failed Products.
b.Acceptance Criteria. Acceptance criteria for Products is one hundred percent (100%) conformance to the Specifications and to the requirements set forth in the Quality
Insulet Corporation - Sanmina Corporation Amended and Restated Materials Supplier Agreement

Agreement attached hereto as Exhibit E and incorporated herein by reference (the “Quality Agreement”). Products may be returned within a reasonable time frame if non-conformance to the Specifications is discovered by Insulet at incoming inspection, source inspection, and/or on Insulet's shop floor (e.g., during Insulet's final test of the Insulet products which contain the Products supplied by Supplier). An entire shipment may be rejected based on a reasonably estimated sampling technique used by Insulet in light of the nature of the Product and nature of the non-conformance (including, but not limited to, Insulet’s determination that Products delivered in prior shipments contained a latent defect or nonconformance which is likely to be present in future shipments). Payment for Products does not constitute acceptance if a non-conformance is subsequently discovered as provided above. Within five (5) manufacturing days after Supplier receives notification of Product rejection by Insulet, Supplier shall issue a Returned Materials Authorization (“RMA”) number to Insulet to facilitate return or disposition of the products. Issuance of the RMA number is procedural only and is not an admission that the Products are nonconforming. RMA numbers shall not unreasonably withheld or delayed by Supplier. Notwithstanding anything in this Section 10.b to the contrary, in the event Sterilized Pod Products fail to conform one hundred percent (100%) to the Specifications or to the requirements set forth in the Quality Agreement, and such failure is not due to the negligent actions or inactions of Supplier (including, without limitation, a latent defect caused by Supplier), then Insulet’s foregoing remedies shall not apply.
c.Epidemic Failure Event. Upon occurrence of a suspected Epidemic Failure Event (as hereinafter defined), Insulet shall promptly notify Supplier, and shall provide, if known and as may exist, a description of the failure, and the suspected lot numbers, serial numbers or other identifiers, and delivery dates, of the failed Products. Insulet shall make available to Supplier, samples of the failed Products for testing and analysis. Upon receipt of Product from Insulet, Supplier shall promptly provide its preliminary findings regarding the cause of the failure. The Parties shall cooperate and work together to perform a Root Cause Analysis. Thereafter, Supplier shall promptly provide the results of its Root Cause Analysis, and if it is determined to be an Epidemic Failure Event, its proposed plan for the identification of and the repair and/or replacement of the affected Products, and such other appropriate information. Supplier shall recommend a corrective action program which identifies the affected units for repair or replacement, and which minimizes disruption to Insulet and its end user customers. Insulet and Supplier shall consider, evaluate and determine the corrective action program. In the event the test equipment necessary to test and analyze the defective product is no longer in Supplier’s possession due to a planned phase-out of such equipment, Insulet and Supplier shall identify an alternative method (including without limitation timing and cost elements) by which to test and analyze the Epidemic Failure Event to both Parties’ satisfaction.

Upon occurrence of an Epidemic Failure Event, Supplier shall (a) at Insulet’s reasonable option, either (i) repair the affected Products (whether sold directly to Insulet, to an Insulet contractor or to an Insulet customer) following return of such Products in accordance with the RMA procedure; or (ii) if the repaired Product will not satisfactorily meet or exceed Insulet’s reasonable requirements replace the affected Products or provide, at Supplier’s option, a credit or payment to Insulet in an amount equal to the cost to Insulet for replacement Products; (b) [***]; and (c) reimburse freight, transportation, expedited shipping costs, customs, duties, insurance, storage, handling and other shipping costs incurred by Insulet solely in connection with the repair and/or replacement of the affected Products.

Supplier agrees to execute and deliver, upon request from Insulet, Supplier's standard form of compliance certificate certifying Supplier's compliance with the requirements imposed by this Agreement and by applicable laws, regulations and industry standards and setting forth the country or countries of which the articles are a product. This compliance certificate must identify the shipment-by-shipment date, part number, revision number, quantity, and lot or serial numbers,
Insulet Corporation - Sanmina Corporation Amended and Restated Materials Supplier Agreement

as applicable. The compliance certificate must also set forth the country or countries of which the articles are a product.

For purposes of this Agreement, “Epidemic Failure Event” shall mean the occurrence of the same failure (i) attributable to the same root cause, as determined by a Root Cause Analysis, found in [***] or more of units of a particular Product, with a minimum of [***] units, shipped by Supplier during a consecutive [***] ([***]) month period where such failure is verified by Supplier and by Insulet, or an independent third party determined by Insulet subject to Supplier’s reasonable consent, such consent not unreasonably withheld; (ii) occurring within [***] ([***]) months after the date of manufacture of the Products; and (iii) resulting from (w) the manufacturing process, (x) Supplier’s manufacturing process design, (y) defects in workmanship, including Supplier’s failure to identify defects in any components or materials that Supplier could have identified by following the Supplier’s documented processes (which have been provided to Insulet) or such other mutually agreed to processes for inspection or testing at incoming inspection of such components and materials, or following agreed upon testing procedures for Products during Supplier’s manufacturing process or at final testing, but excluding manufacturing defects that are Insulet’s Responsibility (as defined in Section 18), or (z) Supplier’s failure to manufacture the Product in accordance with the Specifications in effect at the time of production.

d.Post Lot Qualification. Immediately following completion of the Steris Sterilization Activities, Supplier shall ship the Sterilized Pod Products to the Kunshan Warehouse. Upon delivery of the Sterilized Pod Products to the Kunshan Warehouse, Supplier shall provide to Insulet a sample lot, constituting [***] ([***]) Sterilized Pod Products, (such lot, the “Sample Lot”). Delivery of the Sample Lot will be made to the Insulet Laboratory Space, with the balance of the Sterilized Pod Products being held by Supplier in the part of the Kunshan Warehouse mutually agreed upon be the Parties as the storage location for finished goods. Insulet will complete its post lot qualification activities within three (3) business days. Following completion of the post lot qualification activities, the Pod Products shall be shipped to Insulet in accordance with Section 5.

If a Sterilized Pod Product does not meet the Post Lot Qualification Process, and a Root Cause Analysis shows that such failure arises from the Steris Sterilization Activities, then Supplier shall not be liable to Insulet for such failure to the extent the same is caused by Steris, and Supplier, as title holder to such product, shall be entitled to make a claim against Steris in accordance with the Processing Agreement. Insulet agrees to provide such reasonable support as Supplier may require in producing documentation concerning a Sample Lot failure caused by the Steris Sterilization Activities. Except as provided under Section 20(e) of this Agreement, Insulet shall not be responsible for payment to Supplier for Sterilized Pod Products which fail the Post Lot Qualification Process to the extent caused by Steris’s negligence in the performance of the Steris Sterilization Activities. II
11.Performance Measurements; Quality Performance Scorecard. Exhibit F attached hereto and incorporated herein by reference contains an explanation of the Quality Performance scoring used for the purpose of monitoring the Supplier’s Quality.
12.Insulet Equipment. Insulet has provided certain capital equipment to Supplier for use in the manufacture of Pod Products, which equipment is described on Exhibit G attached hereto (such capital equipment, the “Insulet Equipment”).  Additional Insulet Equipment may be added to a Supplier Manufacturing Facility during the Term and the Parties will meet every six (6) months, commencing on the date which is six (6) months following the Effective Date, to identify any additions to, or removals of, Insulet Equipment and amend this Agreement accordingly. The Insulet Equipment shall only be used to manufacture Products for Insulet and Insulet retains all right, title, and ownership to the same.  Upon expiration or earlier termination of this Agreement, or at such other time as Insulet may determine in its sole judgment, Insulet shall be entitled to
Insulet Corporation - Sanmina Corporation Amended and Restated Materials Supplier Agreement

remove the Insulet Equipment from any Supplier Manufacturing Facility. Supplier’s manufacturing and Component ordering obligations under the Materials Supplier Agreement shall be suspended upon Insulet’s removal of the Insulet Equipment. Insulet agrees to provide Supplier with reasonable prior written notice of any removal of Insulet Equipment and Insulet further agrees (i) to take reasonable efforts not to materially interfere with Supplier’s business activities in connection with such removal, and (ii) to indemnify Supplier for any damage to persons or property at a Supplier Manufacturing Facility arising from Insulet’s removal of the Insulet Equipment, except to the extent such damage is caused by Supplier’s negligence.

Supplier’s warranties to manufacture, repair, or retest Product shall be suspended during the time the Insulet Equipment required to perform such activities is removed from a Supplier Manufacturing Facility and the remainder of the original term of such warranties shall resume upon Supplier’s revalidation of the Insulet Equipment following Insulet’s return thereof to Supplier, which revalidation Supplier shall complete as promptly as reasonably possible.

Supplier shall be responsible for all day-to-day maintenance of the Insulet Equipment, which maintenance shall be performed according to the requirements of the original equipment manufacturers’ respective preventative maintenance documentation issued to Supplier at the time of delivery to a Supplier Manufacturing Facility (the “OEM PM Documentation”), as the same may be supplemented as hereinafter described. Supplier acknowledges and agrees that the OEM PM Documentation establishes the baseline requirements for preventative maintenance and that Supplier shall, in accordance with good manufacturing practices, promptly supplement such requirements based on its learnings from its maintenance of the Insulet Equipment. The OEM PM Documentation, together with such supplementary maintenance documentation so established by Supplier, is hereinafter referred to collectively as the “PM Program.” Supplier shall promptly notify the original equipment manufacturer and Insulet if Supplier identifies any material deficiency in a manufacturer’s OEM PM Documentation and instruct such manufacturer to update the OEM PM Documentation accordingly.
Without limiting the requirements of the PM Program, Supplier’s preventative maintenance activities shall include the identification of areas for improvement in the operation of the Insulet Equipment and the prompt implementation of such improvements. Final determinations on the improvements to be undertaken, and the cost allocation of the same, shall be mutually agreed on by the Parties on quarterly basis. Further, Insulet shall have the right to audit the PM Program on reasonable written notice to Supplier, which audit will include, but is not limited to, in-person inspection of the Supplier Manufacturing Facilities in which Insulet Equipment is located, review of all Supplier documentation reasonably required to assess effectiveness of PM Program, interviews with Supplier personnel responsible for maintaining the Insulet Equipment, and such other activities as Insulet and Supplier may mutually agree in their respective reasonable discretion.  Following completion of the foregoing audit, the Parties will promptly meet to discuss the findings thereof, including the areas for improvements and optimization identified in the audit.  All agreed upon improvements and optimizations will thereafter be incorporated into the PM Program on a going forward basis.

Supplier shall immediately notify in writing Insulet if Supplier becomes aware of any defect, malfunction, or other failure of the Insulet Equipment which is reasonably likely to have a material adverse impact on Product quality, delivery times, or service levels (including, but not limited to, any event or circumstance which causes the Insulet Equipment to deviate from the validated parameters). In any such event, manufacturing activities will cease until the Parties mutually agree that the Insulet Equipment is sufficiently repaired.  For the sake of clarity,
Insulet Corporation - Sanmina Corporation Amended and Restated Materials Supplier Agreement

Supplier shall not be required to notify Insulet of equipment shutdowns arising from ordinary course preventative maintenance activities under the PM Program.

13.Information for Regulatory Filings. Supplier agrees to provide Insulet with all information about the manufacture of the Products reasonably necessary to enable Insulet to take the steps needed to permit the marketing and sale of Insulet products into which the Products are incorporated (and to permit the marketing and sale of any other Products which are sold as accessories to any Insulet products) in all jurisdictions in the world in which Insulet chooses to market and sell the Products and such Insulet products. Such steps include making regulatory submissions and/or self-certifications, as applicable, and successfully obtaining such regulatory registrations, clearances and approvals as are needed to permit such marketing and sale. The relevant United States Food and Drug Administration (“FDA”) reviewer guidance documents or relevant requirements of other regulatory bodies shall be considered for the purposes of determining what information is necessary.

Where specific testing is required to comply with the laws governing such regulatory registrations, clearances, approvals and self-certifications, then Insulet shall be responsible for obtaining such testing except where Supplier specifically commits to undertake such testing. Supplier agrees to assist Insulet in developing test protocols for the Insulet products that incorporate the Products and in answering questions from FDA and other regulatory authorities concerning Insulet’s submissions, insofar as such questions relate to any of the Products. Insulet is solely responsible for determining the intended use of the Products and for the validation of the Products and their respective Drawings and Specifications for such intended use.
14.Disaster Recovery. Supplier shall provide Insulet with a copy of Supplier's Disaster Recovery Plan (the “Plan”) which states policies, procedures and arrangements which Supplier shall adhere to in order to forestall and mitigate some of the disruption and delay in delivery of Products that might otherwise result from Force Majeure Events impacting Supplier or its key vendors such as natural disasters, strikes, government actions, and materials and utility shortages. This Plan may include alternate manufacturing sites, alternate subcontractor sources for materials or manufacturing, etc. Supplier agrees to adhere to all provisions of such Plan during the Term and during any additional period as the Parties continue to do business together under Section 2above. Supplier understands that Supplier is a key vendor to Insulet and that disruption or delay in delivery of Products to Insulet can have serious impact on Insulet's ability to manufacture and deliver its own products to its customers.
15.Insulet Cancellation for Convenience. At any time, Insulet may (i) terminate this Agreement and all Scheduled Deliveries for convenience upon at least twelve (12) months’ prior written notice to Supplier or (ii) cancel any Scheduled Deliveries for Insulet’s convenience upon at least twelve (12) months’ prior written notice to Supplier (each a “Cancellation for Convenience” and together, “Cancellations for Convenience”), and this Section 15 shall govern Insulet’s financial obligation to Supplier for such Cancellations for Convenience. Cancellations for Convenience are only cancellations of Scheduled Deliveries by Insulet beyond the quantity of cancellations/reductions allowed under the change provisions of Section 6(c) above, including the Flexibility Table.

If Insulet informs Supplier of Insulet’s intent to make any Cancellations for Convenience, then, prior to Supplier cancelling the Scheduled Delivery, Supplier shall first inform Insulet of the charges that would be applied, in accordance with this Section 15, for such proposed cancellation. In the event that such charges are made in accordance with this Agreement, Supplier shall cancel such Scheduled Delivery and invoice Insulet immediately for such charge. Invoices shall be paid in accordance with the terms of this Agreement. Insulet will pay Supplier the following amounts
Insulet Corporation - Sanmina Corporation Amended and Restated Materials Supplier Agreement

for such Cancellation for Convenience quantities and in the event of termination of the Agreement for convenience, depending on the Zone of the cancelled quantity (per the Flexibility Table in Exhibit B):
a.For materials or components allocable to cancelled quantities of Products in Zones for which the Flexibility Table shows a commitment for materials or components, the following amounts as applicable: (i) the actual cost plus applicable MOH of materials and components obtained by Supplier for production of such cancelled quantities, but only for materials or components which Supplier cannot immediately and reasonably divert to other customers or uses, restock to the vendor, or sell at no loss, and provided that Insulet shall not be responsible for materials or components that Supplier has ordered in advance of need or in excess of need (including needs to cover the flexibility allowed under the Flexibility Table to make changes to the Scheduled Deliveries), based on the Delivery Schedule and the MPQs, VPQs, and lead times identified in the applicable Supply Chain Profiles; (ii) the restocking charges of Supplier's vendors for materials or components that are restocked to the vendor and cannot be diverted or sold as above (but not including restocking of items that were ordered in advance of need or in excess of need as described above); and (iii) order cancellation charges of Supplier's vendors for materials or components ordered which cannot be diverted as above (but not including cancellation charges for items that were ordered in advance of need or in excess of need as described above); and
b.Documented WIP allocable to cancelled quantities of Products in Zones for which the Flexibility Table shows a commitment for WIP which cannot be diverted as above, not to exceed the aggregate price of such canceled Product quantities; and
c.Insulet’s purchase price (per this Agreement) for finished goods that are allocable to cancelled quantities of Products in Zones for which the Scheduled Delivery Change Table shows a commitment for finished goods and for finished goods in any Buffer Inventory remaining in any Hub, not to exceed the agreed upon maximum quantity of Buffer Inventory.
(i)With respect to the Warehouse Lease, the allocation of responsibility among the Parties for the remaining cost of the Warehouse Lease shall be as set forth in the Agreement to Reimburse Certain Costs and Expenses of Sanmina Corporation between Insulet and Supplier effective August 31, 2023.
If Insulet informs Supplier of Insulet’s intent to cancel any Scheduled Deliveries in Zones that show no commitment, per the Flexibility Table in Exhibit B, it is understood Insulet will incur no associated cancellation charges (other than as may be expressly set forth in Section 8). It is understood that certain Products being produced for Insulet are specific to Insulet and will not be useable for other customers, and that certain materials or components used to produce Products for Insulet may not be returnable to Supplier's vendors. Any materials, components, WIP or Products for which Insulet is liable hereunder shall be provided to Insulet as a deliverable and Insulet will provide direction to Supplier on the disposition of such items. Payment for such charges shall be as provided by the payment terms of the Agreement.

16.Termination of Agreement; Cancellation of Scheduled Deliveries for Cause.
a.By Insulet for Default. Any of the following events shall be considered a default by Supplier.
i.Supplier fails to meet any material obligation to supply Product pursuant to Section 3 above;
Insulet Corporation - Sanmina Corporation Amended and Restated Materials Supplier Agreement

ii.Supplier's “Quality Score” (as determined in accordance with Exhibit E) falls below [***] ([***]%) for consecutive quarters or multiple quarters in a rolling calendar year, provided Insulet notifies Supplier in writing each time Supplier’s Quality Score falls below [***]%;
iii.Supplier is reasonably placed on “Limited” status and fails to abide with reasonable provisions set forth by Insulet in writing to be granted “Approved” status within one calendar year.
iv.Supplier fails to adhere to the Quality Agreement and such failure is not cured within thirty (30) days of written notice by Insulet;
v.Supplier has repeated failures to adhere to the Quality Agreement which in the aggregate are a material failure, even if one or more of such failures has previously been cured under Section 16(a)(iv) above; or
vi.Supplier breaches Section 21 below.
In the event of such default, Insulet reserves the right upon written notice to Supplier to terminate this Agreement and/or cancel any or all outstanding Scheduled Deliveries for all Products. Any such cancellation will be considered cancellation for cause and Insulet will not be required to pay Supplier any amounts with respect to such canceled deliveries except for: (1) any amounts that might otherwise be owed; (2) the actual cost of components and materials ordered or held by Supplier in accordance with this Agreement, other than any components or materials involved in the default; (3) conforming Products received by, or in transit to Insulet; and (4) conforming WIP. (See Exhibit F for explanation of “Quality Scoring”.)

b.By Supplier. Supplier may terminate this Agreement and/or any or all Scheduled Deliveries hereunder (A) for convenience, following expiration of the Initial Term, upon not less than [***] ([***]) months’ prior written notice to Insulet or (B) upon written notice to Insulet in the event that Insulet (or in the case of a Scheduled Delivery requested by an affiliate, such affiliate), fails to pay any amounts when due (other than amounts which are disputed in good faith), and such failure is not cured within ten (10) calendar days (excluding, however, holidays on which the New York Stock Exchange is closed) after Supplier has notified Insulet in writing that such amounts are overdue and not paid and that Supplier intends to terminate this Agreement or certain Scheduled Deliveries if such amounts are not paid within the ten (10) calendar days (excluding, however, holidays on which the New York Stock Exchange is closed). In the event that Supplier terminates this Agreement and/or any or all outstanding Scheduled Deliveries under this Section 16(b), then (i) Insulet shall have the right to issue an Purchase Order for the last time purchase of up to [***] ([***]) months of Products (based on historical purchase volume), with delivery by Supplier to occur within a period of [***] ([***]) months from the date of receipt of the last time Purchase Order; subject to capacity and Component availability and (ii) Insulet shall have the same financial responsibility to Supplier with respect to materials, components, WIP and finished goods as Insulet would have in the case of a Cancellation for Convenience by Insulet and that Insulet would have in the case of Insulet discontinuing the purchase of Products.
c.By Either Party. In the event that either Party:
i.becomes insolvent, has a receiver appointed, files voluntarily under the bankruptcy laws, is filed against involuntarily under the bankruptcy laws and such filing is not dismissed within sixty (60) days, or is prohibited by regulatory
Insulet Corporation - Sanmina Corporation Amended and Restated Materials Supplier Agreement

authorities, law or court action from performing its material obligations hereunder;
ii.commits a material breach of this Agreement which is not capable of being cured, or
iii.fails to cure any material breach under this Agreement (other than a breach covered by Sections 16(a) or (b) above) within thirty (30) days after written notice from the other Party that such breach exists and that such other Party will terminate this Agreement if such breach is not cured, then the other Party may terminate this Agreement effective upon written notice to the Party to whom one of the above events or circumstances applies.

17.Warranty. Supplier warrants that, as of the date of manufacture, and for [***] ([***]) months thereafter (the “Warranty Period”), Products will (a) conform to the Specifications and the requirements in the Quality Agreement and (b) be free from defects in workmanship and materials, except with respect to materials, components or services provided by third parties which are specified by Insulet in the Specifications (including the bill of materials) or which are requested as alternative sources of materials, components or services by Supplier and approved in writing by Insulet for which Supplier makes no warranty other than such materials, components and services provided by third parties have passed the Supplier’s documented inspection and/or testing requirements (which have been provided to Insulet) or such other mutually agreed to requirements at incoming inspection of such materials, components and services provided by third parties.

Supplier agrees to pass along any and all warranties from services, and component and material vendors with respect to any components, materials or services included in the Products. To the extent that Supplier breaches any of the warranties contained herein, Supplier shall at Insulet’s reasonable option (i) either repair the non-conforming Products; or (ii) if the repaired Product will not satisfactorily meet or exceed Insulet’s reasonable requirements, replace the affected Products with Product units manufactured by Supplier under this Agreement or provide, at Supplier’s option, a credit to Insulet in an amount equal to the Product price for the Products. Supplier shall pay or reimburse Insulet for shipping charges to return Non-conforming Products and shipping charges on replacement Products. Supplier shall ship repaired/replacement Products for Non-conforming Products by expedited shipping at Supplier’s expense. In the event no defect is found, Insulet shall bear the cost of shipping and expedites, if applicable and pay a “no defect found fee” the (“NDF Fee”) to Supplier in the amount $[***]for each conforming Product incorrectly designated by Insulet as a Non-conforming Product; provided, however, (i) if Insulet returns Product it determines to be part of an Epidemic Failure in accordance with Section 10 of this Agreement, then a Root Cause Analysis shall be performed to determine the cause of the non-conformance (as more particularly set forth in Section 10 of this Agreement) and the NDF Fee shall only be applicable to those Products specifically and incorrectly identified by Insulet as Non-conforming Product and (ii) if Insulet returns Product it determines to be Non-conforming Product but not part of an Epidemic Failure, the a Root Cause Analysis will be performed to determine the root cause of such failure and the NDF Fee shall only be applicable to those Products specifically and incorrectly identified by Insulet as Non-conforming Product. Insulet shall not be required to test every unit of Product in a shipment in the event it finds that, based upon reasonable testing, there is a non-conformance in the shipment and shall have the right to return an entire shipment but only designate certain Products within such shipment as non-conforming. For purposes of this Agreement: “Non-conforming Products” are Products that fail to conform to the Specifications or to the requirements of the Quality Agreement.
Insulet Corporation - Sanmina Corporation Amended and Restated Materials Supplier Agreement

For exemplary purposes only, and without limiting the above terms and conditions of this Section 17, if Insulet receives from Supplier 10,000 units of Product and identifies 1,000 units of Product as Non-conforming Product, Insulet may specifically designate such 1,000 units of Product as non-conforming and, in accordance with Section 10, return the entire shipment. A Root Cause Analysis will be performed to determine the cause of the non-conformance and, if such non-conformance is determined not to be caused by Supplier, then Insulet shall pay to Supplier the NDF Fee only for such 1,000 units.

Within five (5) business days after Supplier receives notification of a proposed warranty return by Insulet, Supplier shall issue a RMA number to Insulet to facilitate return of the Products (issuance of the RMA number is procedural only and is not an admission that the Product has a covered defect or non-conformity).  RMA numbers shall not be unreasonably withheld or delayed by Supplier. Insulet shall ensure all Products returned to Supplier for repair or other services are decontaminated and free of bio-hazardous material prior to shipment to Supplier, and that all mutually agreed documentation and/or certification of such decontamination accompanies the Products returned. Supplier agrees to provide a Root Cause Analysis and corrective action for all warranty claims.

Supplier further represents and warrants that (x) Supplier has the know-how and expertise to provide Insulet, and/or any of Insulet’s affiliates, with the services necessary and required to deliver the Products supplied pursuant to this Agreement, (including, without limitation, the Sterilization Facilitation Services), and (y) Supplier will perform the services required hereunder in a professional and efficient manner, using due care, skill, diligence and at a level equivalent to industry best standards and practices.
EXCEPT AS PROVIDED IN THIS SECTION 17, SUPPLIER MAKES NO WARRANTIES WITH RESPECT TO THE PRODUCTS OR ITS SERVICES HEREUNDER, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES RESPECTING NONINFRINGEMENT, OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY IMPLIED WARRANTIES ARISING FROM A COURSE OF PERFORMANCE, A COURSE OF DEALING, OR TRADE USAGE. SUPPLIER MAKES NO WARRANTY WITH RESPECT TO SOFTWARE THAT IS PROVIDED BY INSULET OR SOFTWARE THAT IS SELECTED BY INSULET AND SUPPLIED BY A THIRD PARTY (EXCEPT THAT THE SOFTWARE IS WHAT INSULET SELECTED); ALL SUCH SOFTWARE IS OTHERWISE PROVIDED “AS IS”.

18.Product Performance; Quality Upgrades and Corrections.
a.General. The Parties will identify aspects of the Products that can benefit from improvement including manufacturing changes and hardware and/or software changes. There may be aspects of the Products that will require correction. This Section 18 specifies the Parties' responsibilities and the actions to be taken in respect to such improvements and corrections.
b.Improvements and Corrections.
i.Safety Hazard/Regulatory Violation/Epidemic Failure Event. If any aspect of the manufacture of a Product constitutes a safety hazard or regulatory violation or is the root cause of an Epidemic Failure Event, where such issue is verified by Supplier and by Insulet, or by an independent third party determined by Insulet subject to Supplier’s consent, such consent not unreasonably withheld, and where such issue occurs within [***] ([***]) months of the date of manufacture of the Products at issue, then, at Insulet's request, Supplier will take immediate steps to
Insulet Corporation - Sanmina Corporation Amended and Restated Materials Supplier Agreement

correct the problem for future production of the Product and for all existing units of the Product (in either Party's inventory/WIP, in transit, and in the field) that contain the same manufacturing process design or manufacturing aspect. For units in the field, Insulet shall be the primary point of contact for its customers. If the problem is due to “Supplier’s Responsibility” (as defined below), then Supplier shall be required to take all the steps set forth in Section 19(a)(i) below, at Supplier’s expense. If the problem is due to “Insulet’s Responsibility” (as defined below), then Supplier shall take all the steps set forth in Section 19(a)(i) below to the extent the Affected Products (as defined below) are within Supplier’s control, and Insulet shall reimburse Supplier’s costs of taking these steps. For purposes of this Section 18(b)(i):

“Supplier’s Responsibility” shall consist of any of the following: (A) a manufacturing defect in the Product, including Supplier’s failure to identify defects in any components or materials that Supplier could have identified by following Supplier’s documented processes for inspection at incoming inspection, or following agreed upon testing procedures for Products during Supplier’s manufacturing process or at final testing, but excluding a manufacturing defect that is Insulet’s Responsibility; (B) Supplier’s failure to comply with the Specifications or the Quality Agreement; (C) a design defect in any aspect of the manufacturing process for the Product that was designed by Supplier; or (D) Supplier’s negligence in its performance of the Sterilization Facilitation Services; and

“Insulet’s Responsibility” shall consist of any of the following: (V) a design defect in any aspect of the Product other than manufacturing process design defects that are Supplier’s Responsibility as set forth above; (W) a manufacturing defect in any components or subassemblies manufactured or supplied by Insulet; (X) misinformation from Insulet; (Y) Insulet’s negligent or knowing release of any Non-conforming Products, where such Products have caused a safety hazard, regulatory violation or Epidemic Failure Event; or (Z) Insulet’s negligent performance of the Post Lot Qualification Process.

If the Parties are jointly responsible for the problem, then the costs of the steps described in Section 19(a)(i) through (iii) below shall be equitably apportioned between Supplier and Insulet based on the Parties’ comparative fault.
ii.Minor Impact. If any aspect of the manufacture, or any aspect of manufacturing process design for which Supplier is responsible, is such that a Product does not conform to the Specification but such non-conformance does not significantly reduce the value of the Product or products used with it to the end-user and does not constitute a safety hazard or regulatory violation, then Supplier shall take reasonable steps to identify changes to the manufacture that can be implemented in future production, including future releases of the Product, and will then carry out such steps.
19.Indemnification; Limitations of Liability.
a.In the event that Supplier supplies any Non-conforming Products to Insulet (including those in transit), and those Products (the “Affected Products”) have been resold by Insulet or incorporated into finished Insulet products or WIP, then the following shall apply (in accordance with the allocation of responsibility set forth in Section 18 above) and only to the extent the Affected Products are within [***] ([***]) months from their respective dates of delivery for said Affected Products: (i) Supplier shall repair or replace all of such Products with conforming
Insulet Corporation - Sanmina Corporation Amended and Restated Materials Supplier Agreement

Products or take other appropriate steps, including rework, to assure that all Affected Products are or become conforming Products, (ii) Supplier shall reimburse Insulet for the reasonable and documented actual cost of scrapping or reworking any Insulet finished products or WIP that is directly attributable to the Affected Products, and (iii) Supplier shall reimburse Insulet for its direct, reasonable, and documented out-of-pocket costs of conducting any recall, product hold, excessive complaint volumes or field corrective action that Insulet implements for Affected Products or Insulet finished products that contain the Affected Products.
b.Supplier shall defend, indemnify and hold Insulet and its subsidiaries, affiliates, officers, directors, employees or agents harmless against claims, liabilities, losses, costs and expenses (including reasonable attorneys' fees) with respect to a claim by a third party arising from death or bodily injury caused by Non-conforming Product or the negligent or intentional acts or omissions of Supplier or its officers, employees, subcontractors or agents in connection with the provision of any Product or services set forth herein, subject to the limitations set forth in Section 21(e); provided however, that Supplier shall have no obligation to indemnify Insulet to the extent the claim against Insulet is a claim for which Insulet must indemnify Supplier under Section 19(c) below.
c.Insulet shall defend, indemnify and hold Supplier and its subsidiaries, affiliates, officers, directors, employees or agents harmless against claims, liabilities, losses, costs and expenses (including reasonable attorneys' fees) with respect to a claim by a third party arising from death or bodily injury caused by a Product or the negligent or willful acts or omissions, of Insulet or its officers, employees, subcontractors, subject to the limitations set forth in Section 21(e); provided however, that Insulet shall have no obligation to indemnify Supplier to the extent the claim against Supplier is a claim for which Supplier must indemnify Insulet under Section 19(b) above.
d.In no event shall Supplier be liable for (i) Product design deficiencies (other than design deficiencies in Supplier’s manufacturing process), (ii) malfunctions, defects, or failures resulting from misuse; abuse; accident; neglect; improper installation, operation or maintenance; theft; vandalism; acts of God; power failures or surges; casualty; or alteration, modification, or repairs by any party other than Supplier, (iii) defects in third party materials or components incorporated into the Products or services performed by third parties, unless the presence of the defective component or material in the Product, or defect in services performed by third parties, delivered to Insulet is due to Supplier’s failure perform tests or inspections required by the Specifications.
e.WITH THE EXCEPTION OF (A) INDEMNITY OBLIGATIONS UNDER SECTIONS 19.b. AND 19.c. AND SECTIONS 21.c. AND 21.d, (B) BREACHES OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION 21, OR (C) EITHER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT, WHETHER AS A RESULT OF BREACH OF CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR OTHERWISE, SHALL EITHER PARTY OR THEIR RESPECIVE AFFILIATES BE LIABLE FOR ANY INCIDENTAL DAMAGES, EXEMPLARY DAMAGES, INDIRECT OR CONSEQUENTIAL DAMAGES, LOSS OF PROFITS, OR LOSS OF BUSINESS, RECORDS, DATA, USE, REVENUE, OR ANTICIPATED SAVINGS, OR OTHER ECONOMIC LOSS, WHETHER OR NOT THE PARTY WAS INFORMED OR AWARE OF THE POSSIBILITY OF SUCH DAMAGES OR LOSS AND NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY REMEDY. FOR THE PURPOSE OF THIS SECTION, BOTH LOST PROFITS AND DAMAGES RESULTING FROM VALUE ADDED TO THE PRODUCT BY INSULET SHALL BE CONSIDERED CONSEQUENTIAL DAMAGES (NOT INCLUDING, HOWEVER ANY COST OF GOODS SOLD WHICH CONSTITUTES VALUE ADDED TO A PRODUCT, WHICH COST OF GOODS SOLD SHALL BE CONSIDERED A DIRECT DAMAGE).
Insulet Corporation - Sanmina Corporation Amended and Restated Materials Supplier Agreement

f.WITH THE EXCEPTION OF (A) INDEMNITY OBLIGATIONS UNDER SECTIONS 19.b. AND 19.c. AND SECTIONS 21.c. AND 21.d, (B) BREACHES OF THE CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION 21, OR (C) EITHER PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IN NO EVENT SHALL SUPPLIER’S LIABILITY FOR A PRODUCT (WHETHER ASSERTED AS A TORT CLAIM OR CONTRACT CLAIM) EXCEED THE AMOUNTS PAID TO SUPPLIER FOR SUCH PRODUCT HEREUNDER. IN NO EVENT WILL SUPPLIER BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCT BY INSULET. IN NO EVENT SHALL EITHER PARTY’S LIABILITY FOR CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT EXCEED THE GREATER OF EITHER [***]USD ($[***]) OR [***] ([***]%) OR THE TRAILING 12 MONTHS OF REVENUE FOR PRODUCT PAID FOR UNDER THIS AGREEMENT (THE “CAP”). THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 19.f, THE CAP SHALL NOT APPLY TO LIMIT INSULET’S OBLIGATIONS FOR PAYMENTS IN ACCORDANCE WITH SECTIONS 6.e., 15 or 16 OR SUPPLIER’S REPAIR, REPLACE OR CREDIT REMEDIES SET FORTH UNDER SECTIONS 10, 17 18 AND 19. THE LIMITATIONS SET FORTH IN THIS SECTION SHALL APPLY WHERE THE DAMAGES ARISE OUT OF OR RELATE TO THIS AGREEMENT.
20.Insurance.
a.Throughout the Term (subject to Section 20(c)), Supplier shall carry (a) Commercial General Liability Insurance in a minimum amount of US$[***] Combined Single Limit, Bodily Injury and Property Damage and (ii) Product Recall insurance covering the actual costs sustained in recalling defective product but no event less than USD$[***] per recall, in each instance including a waiver of subrogation endorsement and primary non-contributing endorsement, each in favor of Insulet.
b.Throughout the Term, Supplier shall maintain property insurance on the Insulet Equipment, which coverage shall cover the cost to rebuild or replace the same on the same site with new material of like size, kind, and quality, and shall in no event be less than [***] ($[***]), which amount reflects the approximate value of four (4) Insulet manufacturing lines.
c.Throughout the Term (subject to Section 20(c)), Supplier shall carry all Workers’ Compensation insurance as is required by law, which coverage shall include a waiver of subrogation endorsement in favor of Insulet.
d.Supplier shall also carry (i) cargo insurance covering risk of loss or damage to Products during (1) transport of Products to the Steris facility from a Supplier Manufacturing Facility and (2) transport from a Supplier Manufacturing Facility to the Steris facility (such policy, the “Cargo Policy”) and (ii) property insurance covering the risk of loss or damage to Product during the Steris Sterilization Activities (such policy, the “Pod Sterilization Policy”).
e.As of the Effective Date, Supplier has in place the Pod Sterilization Policy for the period beginning on March 1, 2025, and ending on February 28, 2026. Such policy has a [***] ($[***]) deductible and a limit of [***] ($[***]). Insulet agrees to reimburse (x) Supplier the cost of the premium, the invoice for which Supplier shall add to the first Product invoice issued after effective date of the policy and (y) the amounts paid by Supplier toward the foregoing deductible in connection with a claim made for damages to Product caused in connection with the Steris Sterilization Activities (subject to Insulet’s receipt and reasonable approval of such documentation as it reasonably requires from Supplier to substantiate Supplier’s losses). In the case of damage to Pod Product prior to Sterilization, the Pod Sterilization Policy shall cover the actual cash value of such product. In the case of Sterilized Product which, for the sake of clarity,
Insulet Corporation - Sanmina Corporation Amended and Restated Materials Supplier Agreement

is a finished good, the Pod Sterilization Policy shall cover the regular cash price of such Product. Should the cost of any claim under the Pod Sterilization Policy exceed the limit of such policy, Insulet shall reimburse Supplier such excess costs. The Pod Sterilization Policy is not guaranteed, and Supplier will make good faith efforts to obtain a renewal of the same as part of its regular insurance renewal process. For any renewal of the Pod Sterilization Policy, Insulet remains responsible to reimburse Supplier the costs of premiums, deductibles, and amounts paid in excess of the policy limit; provided, however, Supplier will notify Insulet before obtaining such insurance renewal and provide Insulet the information it reasonably requires to assess the cost of the policy before Supplier purchases the policy. For the avoidance of doubt, it is expressly understood by Insulet that Supplier’s global property insurance and Supplier’s Cargo Policy specifically exclude sterilization activities.

If Supplier’s insurer makes a final determination that damage to the Product resulting from the Steris Sterilization Activities is not covered under the Pod Sterilization Policy (such , the “Non-Covered Product”), and therefore denies the related claim, then Insulet shall purchase the Non-Covered Product from Supplier. However, Insulet’s obligation to purchase the Non-Covered Product from Supplier shall be relieved where the damages are attributable to Supplier’s negligence, including but not limited to: (i) defects in the manufacturing of the Product that contribute to the damage, and/or (ii) Supplier’s failure to properly submit or manage the insurance claim in accordance with the insurer’s requirements.
f.The Cargo Policy shall be in the amount of [***] ($[***]). Should the cost of any claim under the Cargo Policy exceed such amount, Insulet shall reimburse Supplier such excess costs. The Cargo Policy has a deducible of Fifty Thousand Dollars ($50,000.00). Insulet shall reimburse Supplier the amounts paid by Supplier toward the foregoing deductible in connection with a claim made for damages to Product caused in transit to or from the Steris facility.
g.In the event that any insurance Supplier is required to carry under this Agreement is on a claims made basis, Supplier agrees to provide evidence of insurance for a period of five (5) years after the expiration or earlier termination of the Agreement.
h.Upon the request of Insulet from time to time during the Term, Supplier shall provide Insulet with a certificate evidencing all coverages required hereunder. All insurers shall have financial ratings acceptable to Insulet. Supplier shall provide written notice to Insulet thirty (30) days in advance of any termination or cancellation of insurance required hereunder, unless Supplier obtains substantially similar coverage under a new policy that meets the requirements of this Section 20.
Insulet Corporation - Sanmina Corporation Amended and Restated Materials Supplier Agreement

21.Proprietary Information; Intellectual Property.
a.Proprietary Information.
(i)Any information which a Party shall obtain regarding the other Party in connection with this Agreement (“Proprietary Information”) shall be maintained in confidence by the receiving Party and shall not be used by the receiving Party or disclosed to a third party except with the disclosing Party's prior written consent. The receiving Party shall only disclose the other Party’s Proprietary Information to those of its employees who need to know such Proprietary Information in order for the receiving Party to fulfill its obligations hereunder, and such employees shall have pre-existing confidentiality and non-disclosure agreements with Supplier under which they are prohibited, in no less a restrictive way than as set forth herein, from disclosing any Proprietary Information. The confidentiality obligations in this section shall not apply to Proprietary Information which (a) becomes public other than through the receiving Party, (b) is already known to the receiving Party as evidenced by its written records, (c) becomes known by the receiving Party in the future from another source which is under no obligation of confidentiality to the disclosing Party, or (d) is subsequently developed by the receiving Party in a manner which it can establish was independent of the disclosure hereunder. The obligations of Supplier and Insulet pursuant to the provisions of this section shall survive termination of this Agreement for a period of five (5) years.
(ii)Without limiting the foregoing requirements of Section 21(i), Supplier shall conduct exit interviews with all Supplier employees whose employment with Supplier is terminated, voluntarily or involuntarily, who had access to, or knowledge of, Insulet’s Proprietary Information. At such meetings, the terminated employee shall sign an acknowledgement of their surviving confidentiality obligations concerning Insulet’s Proprietary Information and they shall attest to their return to Supplier of all Insulet Proprietary Information in their possession or to which they have access. Upon the termination date of such employees, all access to any network or system on which Insulet Proprietary Information is located shall immediately cease. Supplier shall confirm that no Insulet Proprietary Information is downloaded to any non-Supplier network or system including, without limitation, any USB drive.
(iii)In the event that the recipient of Proprietary Information is requested or becomes legally compelled to disclose any of the Proprietary Information (whether by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process or otherwise), such recipient Party will provide the disclosing Party with prompt notice, to the extent practicable, so that the disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this section related to confidentiality. In the event that such protective order or other remedy is not obtained, the disclosing Party agrees that such disclosure may be made without liability hereunder; provided that the recipient Party (a) furnishes only that portion of the Proprietary Information which the recipient Party is, in the opinion of its counsel, legally required to disclose, and (b) uses its reasonable efforts to obtain reliable
Insulet Corporation - Sanmina Corporation Amended and Restated Materials Supplier Agreement

assurance that confidential treatment will be accorded the Proprietary Information.
(iv)Neither Party hereto shall make, or permit any of their respective directors, officers, employees, agents, advisors, affiliates or representatives to make any press release, public announcement or other public disclosure with respect to the existence of this Agreement or the terms hereof without the prior consent of the other Party hereto.
b.Intellectual Property. Each Party’s intellectual property including without limitation any patents, trade secrets, processes, know-how, copyrights, trade dress, trademarks and/or trade names shall remain their exclusive property and except as provided in Section 21(g) below, nothing herein shall be construed as transferring any right, title or interest of any kind or nature whatsoever thereto to the other Party hereto. Furthermore, Supplier hereby agrees that the Specifications are owned exclusively by Insulet and nothing herein shall be construed as transferring any right, title or interest of any kind or nature whatsoever thereto to Supplier. Except as specifically provided herein, neither Party shall use in any way, the intellectual property of the other Party, and will not do any act which would in any way infringe upon or be in derogation of the validity of such other Party’s intellectual property and will notify the other Party of any conflicting claims that challenge any intellectual property of such Party that it is aware of.
c.Infringement Indemnification by Supplier. Supplier will indemnify and defend, at its expense, any third party suit or proceeding against Insulet, and any of its subsidiaries, affiliates, officers, directors, employees or agents, in a court of competent jurisdiction for infringement of patents, copyrights, trade secret rights or other intellectual property rights by Products purchased hereunder (an “Infringement Action against Insulet”) but only to the extent that such Infringement Action against Insulet is based on one or more of the following: Supplier’s manufacturing processes; Supplier’s off the shelf components which Supplier owns, controls and manufactures; use of any third party components that were selected by Supplier outside the scope of the Specifications and without Insulet’s prior written consent; or any change that Supplier makes to the Product design that causes the Product not to conform to the Specifications (unless such change was authorized by Insulet in writing). Supplier shall pay all damages and costs finally awarded against Insulet because of infringement covered by this indemnification by Supplier.
d.Infringement Indemnification by Insulet. Insulet will indemnify and defend, at its expense, any third party suit or proceeding against Supplier, any of its subsidiaries, affiliates, officers, directors, employees or agents, in a court of competent jurisdiction for infringement of patents, copyrights, trade secret rights or other intellectual property rights by Products purchased hereunder (an “Infringement Action against Supplier”) except to the extent that such Infringement Action against Supplier is based on one or more of the circumstances listed in Section 21(c) above.  Insulet shall pay all damages and costs finally awarded against Supplier because of infringement covered by this indemnification by Insulet.
e.Limitations. Each Party’s duties under Sections 19(a) and (b) and 21(c) and (d) above are conditioned on the Party claiming indemnification giving the indemnifying Party prompt written notice of commencement of any suit or proceeding or any written claim of infringement and furnishing to such indemnifying Party a copy of each communication relating to the alleged infringement and giving to such indemnifying Party all authority (including the right to exclusive control of defense of any such suit or proceeding), information and assistance (at such indemnifying Party’s expense) necessary to defend or settle such suit or proceeding. An indemnifying Party shall not be bound by any settlement made without such indemnifying Party’s prior written consent.
Insulet Corporation - Sanmina Corporation Amended and Restated Materials Supplier Agreement

f.Software/firmware. Insulet retains all right, title and interest in and to any software and/or firmware contained in the memory devices to be included in Products purchased hereunder, which Supplier will be purchasing, preprogrammed, from Insulet’s approved supplier. Insulet grants Supplier a perpetual, non-exclusive, world-wide, royalty-free license to use such software/firmware in the Products produced for Insulet.
g.License. Upon termination of this Agreement by Insulet for cause, Supplier hereby grants to Insulet a non-exclusive, worldwide, perpetual, royalty free license (including the right to sublicense the same) to any Supplier intellectual property to the extent incorporated into or used to manufacture the Products produced by Supplier under this Agreement to allow Insulet to modify, manufacture, package, and store the Products pursuant to the Specifications, including, but not limited to, bills of material (including a detailed listing of vendors with current and complete contact information), formulas, test procedures, test specifications, design specifications, schematics, assembly drawings, artwork, manufacturing instructions, and any other related information, which information is now in Supplier’s possession or which during the Term comes into Supplier’s possession as may be necessary for Insulet to make, have made, use, sell, offer to sell, import, and/or otherwise dispose of the Product (the “License”).
22.Short Supply/End of Life Components, Material, Software and Firmware.
a.Should any material or component be in short supply so that Supplier's needs exceed market availability, then Supplier agrees that, with respect to material purchased or ordered specifically for manufacture of the Products, Supplier will not utilize such material for other than the manufacture of Products for Insulet. In addition, any such component or material that has been paid for by Insulet or has been acquired at the specific request of Insulet shall be used only to manufacture Products for Insulet.
b.Should any material, component software or firmware be discontinued or set for end of life by the applicable vendor, Supplier hereby agrees to use commercially reasonable efforts to provide Insulet with notice of such event upon receipt of notice form the applicable vendor. Supplier agrees to use commercially reasonable efforts to purchase, at Insulet’s expense and with Insulet’s prior written consent, sufficient quantities of the foregoing in order to supply Insulet Products during the applicable vendor notice period. In addition, Supplier agrees to work with Insulet in order to find a replacement which meets the form, fit and function set out in the Specifications of such end of life component, material, software or firmware. (Such replacements of end of life materials, components, software and firmware are subject to the applicable change order procedures of the Quality Agreement.) In the case of software and firmware, any replacement pursuant to this Section shall be backward compatible.
23.Accurate Documentation. Supplier understands that in order to have efficient administration of incoming shipments and the manufacturing process, it is essential that Supplier provide complete and accurate documentation and labeling in accordance with Insulet’s instructions. Failure to provide complete and accurate documentation and labeling shall be considered a failure to comply with the Quality Agreement and also subject to the provisions of Section 18 above. Such errors include by example and not by limitation:
a.Missing, incomplete or improperly completed packing lists;
b.Incorrect or mismatched lot numbers on any of the labeling or documentation;
c.Missing, incomplete or improperly completed certificates of compliance;
d.Packaging errors that do not result in damage to Products. If damage does occur, that will be dealt with as a Non-conforming Product under this Agreement;
Insulet Corporation - Sanmina Corporation Amended and Restated Materials Supplier Agreement

e.Mislabeling; and/or
f.Incomplete or improperly completed response to a corrective action request, or failure to give appropriate response by the deadline stated in the request. (Note that the response can be either a corrective action recommendation or a request for additional time, with an explanation of the need for additional time).
24.Force Majeure. The obligations of the Parties shall be subject to, and waived during the continuance of, any cause constituting “Force Majeure Event” which herein shall be defined as any cause beyond the reasonable control of a Party which prevents or hinders the performance of such Party and shall include, without limitation, acts of God, acts of terrorism (whether actual or threatened), governmental intervention and labor strikes. Financial or commercial difficulties shall not be considered a Force Majeure Event. If any Force Majeure Event may delay shipment of Products by Supplier, Supplier shall promptly inform Insulet of the expected delay.
25.Compliance with Laws.
a.Applicable Laws. Supplier hereby represents and warrants that it will comply at all times with all applicable laws, statutes and regulations governing the manufacture and sale of the Products and the performance of its obligations hereunder.
b.Fair Trade Practices. Supplier hereby represents, warrants and covenants that it currently does and it will continue to comply with all applicable international conventions relating to fair trade practices to which the United States and/or the country where the Products are produced are signatories, such as prohibitions against bribery, participation in secondary and tertiary boycotts, and comparable conventions, as implemented in national law and regulation. Supplier further represents and warrants that the Products to be delivered under this Agreement may be subject to the export control laws and regulations of the United States or other countries and as such Supplier agrees to comply with all such laws and regulations as shall apply.
c.RoHS, WEEE and REACH.
i.Except as expressly stated otherwise in this Section, Supplier shall comply with all applicable laws, rules, regulations and ordinances (“Laws”) including but not limited to Environmental Laws, in the performance of this Agreement. “Environmental Laws” means and includes, without limitation, any applicable foreign, federal, state, or local law, rule, statute, regulation, ordinance, code or other provision promulgated or issued, that relates to or regulates the presence, use, manufacture, generation, handling, labeling, testing, transport, treatment, storage, processing, discharge, disposal, release, threatened release, control, or cleanup of any Hazardous Substance or any materials containing Hazardous Substances, or pertains to health, safety, industrial hygiene or the environment. As used herein, the term “Hazardous Substances” means and includes any substance, material, pollutant, contaminant, or waste in amounts or concentrations which are regulated, listed, or defined as hazardous or toxic under any Environmental Law.
ii.Supplier responsibility for compliance with the European Community directive 2002/95/EC known as the Restriction of Hazardous Substances Directive (“RoHS”) shall be to ensure, at Supplier’s cost, that the Supplier manufacturing processes used by Supplier in the production of the Product shall be RoHS compliant. Insulet shall be responsible for ensuring the compliance of the Components used in the manufacture of the Products in accordance Supplier’s “RoHS - F008”. For the avoidance of doubt Supplier does not independently
Insulet Corporation - Sanmina Corporation Amended and Restated Materials Supplier Agreement

warrant RoHS compliance of third party manufactured Components. Insulet shall further be responsible for ensuring compliance with respect to Regulation (EC) No 1907/2006 (“REACH”) in accordance Supplier’s “RoHS - F008”. Responsibility for compliance of the Products with the European Community directive 2012/19/EU known as the Waste Electrical and Electronic Equipment Directive (“WEEE Directive”) shall rest solely with Insulet.
26.Assignment. Neither this Agreement nor any Purchase Order or rights hereunder may be assigned by either Party without the prior written consent of the other Party, and any attempted assignment without such consent shall be void; provided, however, that either Party may assign this Agreement to any successor entity or to a subsidiary or affiliate or to a purchaser of the business unit to which this Agreement relates provided that any such assignment shall be subject to reasonable credit conditions in light of the creditworthiness of the assignee and, with respect to assignment by Supplier, such right to assign shall be subject to the assignee satisfying reasonable vendor qualification standards, including quality audit. Also, if any of the business units of Insulet that are purchasing hereunder are sold or otherwise divested from Insulet, then the new owner of such business unit may, subject to reasonable credit requirements, for up to eighteen (18) months (but not beyond the scheduled expiration without renewal of this Agreement), continue purchasing from Supplier, solely for the benefit of such business unit(s) and under the same terms and conditions that would apply under this Agreement, such Products as such business unit(s) was (were) previously purchasing under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties.
27.Severability. Should any provision of this Agreement be finally determined to contravene any applicable law or governmental regulation, thereupon such provision shall be automatically terminated and performance thereof by both Parties waived, or should such provision be reasonably considered by either Party to be an essential element of this Agreement, the Parties hereto shall negotiate a new provision. If the Parties are unable to agree in writing upon the terms of such new provision within ninety (90) days of the contravening provision's termination, then the entire Agreement will terminate automatically thereupon.
28.Notices. Any notice given hereunder shall be deemed given at the times set forth in this Section 28 if sent, all charges prepaid, to the Parties at the addresses set forth at the beginning of this Agreement and to the attention of the persons indicated below (or the persons who succeed to those persons' functions). A Party may change the address to which notices must be sent, or the person to whose attention they should be directed, by giving notice hereunder to the other Party. The times at which notices will be deemed given are: three (3) business days after being sent by certified or registered mail, return receipt requested; two (2) business days after being sent by recognized courier; or immediately upon receipt by personal delivery. The designated persons to whom notices should be directed are:

Sanmina Corporation Attention: EVP, Sales 2700 North First Street San Jose, CA 95134 With a copy to: Sanmina Corporation Attention: Legal Department 2700 North First Street San Jose, CA 95134	Insulet Corporation Attention: GVP, Chief Procurement Officer 100 Nagog Park Acton, MA 01721 With a copy to: Insulet Corporation Attention: Office the General Counsel 100 Nagog Park Acton, MA 01721
29.Choice of Law; Attorney’s Fees. This Agreement and all orders hereunder shall for all purposes be governed exclusively by New York law (excluding its conflicts of law rules). The provisions
Insulet Corporation - Sanmina Corporation Amended and Restated Materials Supplier Agreement

of the United Nations Conventions on Contracts for the International Sale of Goods shall not apply to this Agreement. The prevailing Party shall be entitled to recover any and all costs and expenses incurred with respect to litigation between the Parties arising out of this Agreement, including without limitation, reasonable attorneys’ fees, disbursements and costs, and experts’ fees and costs”.
30.Miscellaneous. A Party's failure on any occasion to insist on strict performance of any term or condition hereof shall not constitute a waiver of compliance with such term or condition on any other occasion or a waiver of any default. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original and all of which together shall be deemed the same instrument. All Products furnished by Supplier hereunder shall be free of all liens and encumbrances, and at Insulet's request, Supplier shall deliver to Insulet a release of all liens or other evidence thereof satisfactory to Insulet. This Agreement may only be modified or amended in writing signed by an authorized representative of each Party.
31.Exhibits. The following Exhibits are attached hereto and made a part of this Agreement:
EXHIBIT A – Products and Prices
EXHIBIT B – Flexibility Table
EXHIBIT C – Post Lot Qualification Equipment
EXHIBIT D – Supply Chain Profile Requirements
EXHIBIT E – Quality Agreement
EXHIBIT F – Performance Measurements
EXHIBIT G – Insulet Equipment
EXHIBIT H – Lot Qualification Activities

32.Intentionally deleted.
33.[Signatures appear on following page.]

Insulet Corporation - Sanmina Corporation Amended and Restated Materials Supplier Agreement

The Parties agree to the terms and conditions of this Agreement and have caused this Agreement to be executed as of November 14, 2025.

INSULET CORPORATION	SANMINA CORPORATION

By /s/ Thomas Niglio	By /s/ Marco Gonzalez Hagelsieb

Thomas Niglio	Marco Gonzalez Hagelsieb
(Print name)	(Print name)

Group VP, Chied Procurement Officer	EVP and COO IMS
(Print title)	(Print title)

Insulet Corporation - Sanmina Corporation Amended and Restated Materials Supplier Agreement

AMENDED AND RESTATED MATERIALS SUPPLIER AGREEMENT DATED NOVEMBER 14, 2025

between

INSULET CORPORATION (“Insulet”)

and

SANMINA CORPORATION (“Supplier”)

Exhibit A

PRODUCTS AND PRICES

[***]

Insulet Corporation - Sanmina Corporation Amended and Restated Materials Supplier Agreement

AMENDED AND RESTATED MATERIALS SUPPLIER AGREEMENT DATED NOVEMBER 14, 2025

between

INSULET CORPORATION (“Insulet”)

and

SANMINA CORPORATION (“Supplier”)

Exhibit B

FLEXIBILITY TABLE
[***]

Insulet Corporation - Sanmina Corporation Amended and Restated Materials Supplier Agreement

AMENDED AND RESTATED MATERIALS SUPPLIER AGREEMENT DATED NOVEMBER 14, 2025

between

INSULET CORPORATION (“Insulet”)

and

SANMINA CORPORATION (“Supplier”)

Exhibit C

POST LOT QUALIFICATION EQUIPMENT LIST

[***]

Insulet Corporation - Sanmina Corporation Amended and Restated Materials Supplier Agreement

AMENDED AND RESTATED MATERIALS SUPPLIER AGREEMENT DATED NOVEMBER 14, 2025

between

INSULET CORPORATION (“Insulet”)

and

SANMINA CORPORATION (“Supplier”)

Exhibit D

SUPPLY CHAIN PROFILE REQUIREMENTS

[***]

Insulet Corporation - Sanmina Corporation Amended and Restated Materials Supplier Agreement

AMENDED AND RESTATED MATERIALS SUPPLIER AGREEMENT DATED NOVEMBER 14, 2025

between

INSULET CORPORATION (“Insulet”)

and

SANMINA CORPORATION (“Supplier”)

Exhibit E

QUALITY AGREEMENT

The Quality Agreement between Supplier and Insulet dated April 2, 2025, is hereby incorporated into this Exhibit E by reference and shall be deemed an integral part of this Agreement. A true and complete copy of Exhibit E was delivered via electronic mail dated August 6, 2025 by Insulet to Sanmina.

Insulet Corporation - Sanmina Corporation Amended and Restated Materials Supplier Agreement

AMENDED AND RESTATED MATERIALS SUPPLIER AGREEMENT DATED NOVEMBER 14, 2025

between

INSULET CORPORATION (“Insulet”)

and

SANMINA CORPORATION (“Supplier”)

Exhibit F

PERFORMANCE MEASUREMENTS

[***]

Insulet Corporation - Sanmina Corporation Amended and Restated Materials Supplier Agreement

AMENDED AND RESTATED MATERIALS SUPPLIER AGREEMENT DATED NOVEMBER 14, 2025

between

INSULET CORPORATION (“Insulet”)

and

SANMINA CORPORATION (“Supplier”)

Exhibit G

INSULET EQUIPMENT

The Insulet Equipment List is set forth in the document titled “Exhibit G – Insulet Equipment List [06 AUGUST 2025]” which is incorporated herein by reference as Exhibit G. A true and complete copy of Exhibit G was delivered via electronic mail dated September 4, 2025, by Insulet to Sanmina, and may be updated from time to time upon mutual agreement of the Parties, which agreement may be made via electronic mail.

[***]

Insulet Corporation - Sanmina Corporation Amended and Restated Materials Supplier Agreement

AMENDED AND RESTATED MATERIALS SUPPLIER AGREEMENT DATED NOVEMBER 14, 2025

between

INSULET CORPORATION (“Insulet”)

and

SANMINA CORPORATION (“Supplier”)

Exhibit H

STERILIZATION SERVICES

[***]

Insulet Corporation - Sanmina Corporation Amended and Restated Materials Supplier Agreement